Exhibit 10.1

MASTER MORTGAGE COMMITMENT AGREEMENT

OSHAWA SOUTH SELF STORAGE LIMITED PARTNERSHIP,
OSHAWA SOUTH SELF STORAGE INC.,
LEASIDE SAM LIMITED PARTNERSHIP,

LEASIDE SAM INC.,

BRAMPORT SAM LIMITED PARTNERSHIP,

BRAMPORT SELF STORAGE INC.,

VAUGHAN NW SAM LIMITED PARTNERSHIP,

VAUGHAN NW SELF STORAGE INC., AND
EACH ADDITIONAL PROJECT BORROWER AS MAY BECOME
A PARTY TO THIS AGREEMENT FROM TIME TO TIME

as Borrowers

- and -

SMARTCENTRES STORAGE FINANCE LP

as Lender

CDN. $60,000,000 MORTGAGE AND LC COMMITMENTS

July 9, 2020

TABLE OF CONTENTS

Article 1
INTERPRETATION

1.1	Definitions2
1.2	Headings20
1.3	Extended Meanings20
1.4	References to Lender and to Borrowers20
1.5	Accounting Terms and Practices21
1.6	Conflict with Other Mortgage Documents21
1.7	Non-Business Days21
1.8	References to Time of Day21
1.9	Severability21
1.10	Currency21
1.11	References to Statutes21
1.12	References to Agreements21
1.13	Consents and Approvals22
1.14	Schedules22

Article 2
THE MORTGAGE COMMITMENT

2.1	The Mortgage Commitment22
2.2	Establishment of Project Mortgages23
2.3	Increase or Change of Project Mortgages23
2.4	Permitted Debt and Permitted Encumbrances24
2.5	Drawdown of Project Mortgages25
2.6	Holdbacks under Project Mortgages25
2.7	Repayment of Project Mortgages26
2.8	Transfer to SmartStop Affiliate28
2.9	Mandatory Repayments from Net Cash Flow31
2.10	Voluntary Prepayment31
2.11	Interest on Advances32
2.12	Letters of Credit33
2.13	Method and Place of Payment33
2.14	Execution of Notices34
2.15	Evidence of Indebtedness34
2.16	Interest on Unpaid Costs and Expenses34
2.17	Criminal Rate of Interest35
2.18	Interest Act Equivalency35
2.19	Accordion35
2.20	Fees36

Article 3
CHANGE OF CIRCUMSTANCES
AND INDEMNIFICATION

3.1	Increased Costs36
3.2	Illegality37

-i-

Article 4
CONDITIONS TO CLOSING AND DRAWDOWNS

4.1	Conditions for Closing38
4.2	Conditions for First Drawdown under Each Project Mortgage Commitment39
4.3	Conditions for All Drawdowns42
4.4	Waiver of Conditions43

Article 5
SECURITY

5.1	Security Documents43
5.2	Additional Security Documents44
5.3	Discharge of Security45
5.4	Discharges45
5.5	Confirmation of Security46
5.6	Right to Discharge of Project Security46

Article 6
REPRESENTATIONS AND WARRANTIES

6.1	Representations and Warranties46
6.2	Survival of Representations and Warranties50

Article 7
COVENANTS

7.1	Affirmative Covenants50
7.2	Negative Covenants57
7.3	Financial Covenants58

Article 8
DEFAULT AND ACCELERATION

8.1	Events of Default59
8.2	Acceleration62
8.3	General63
8.4	Remedies Cumulative and Waivers63
8.5	Suspension of Lender’s Obligations64
8.6	Application of Payments After an Event of Default64

Article 9
COSTS, EXPENSES AND INDEMNIFICATION

9.1	Costs and Expenses64
9.2	Indemnification by the Borrowers65
9.3	Funds65
9.4	Environmental Claims65

Article 10
GENERAL

10.1	Survival67
10.2	Benefit of the Agreement67
10.3	Joint and Several Liability and Borrowers’ Cross Indemnities67
10.4	Notices67

-ii-

10.5	Amendment and Waiver69
10.6	Governing Law69
10.7	Further Assurances69
10.8	Enforcement and Waiver by the Lender69
10.9	Execution in Counterparts69
10.10	Assignment by the Borrowers70
10.11	Assignments and Transfers by the Lender70
10.12	Time of the Essence71

Schedule A  Project Mortgage Request

Schedule B  Project Mortgage Commitment

Schedule C  Drawdown Notice Under Project Mortgage

Schedule D  Request For Increase of Project Mortgage

Schedule E  Project Mortgage Commitment Increase Notice

Schedule F  Permitted Encumbrances

Schedule G  Non-Compliance with Laws/Licences

Schedule H  Mortgage

Schedule I  General Assignment of Leases and Rents

Schedule J  General Security Agreement

Schedule K  Pledge Agreement

Schedule L  Guarantees

Schedule M  Limited Recourse Guarantee

Schedule N  Specific Assignment

Schedule O  SmartStop Guarantee

Schedule P  Beneficial Owner Agreement

-iii-

MASTER MORTGAGE COMMITMENT AGREEMENT

This Agreement dated as of the 9th day of July, 2020.

B E T W E E N:

OSHAWA SOUTH SELF STORAGE LIMITED PARTNERSHIP

- and -

OSHAWA SOUTH SELF STORAGE INC.

- and -

LEASIDE SAM LIMITED PARTNERSHIP

- and -

LEASIDE SAM INC.

- and -

BRAMPORT SAM LIMITED PARTNERSHIP

- and -

BRAMPORT SELF STORAGE INC.,

- and -

VAUGHAN NW SAM LIMITED PARTNERSHIP

- and -

VAUGHAN NW SELF STORAGE INC.

- and -

AND EACH ADDITIONAL PROJECT BORROWER AS MAY BECOME A PARTY TO THIS AGREEMENT FROM TIME TO TIME

(herein after referred to as the “Borrowers” and each a “Borrower”)

- and -

SMARTCENTRES STORAGE FINANCE LP

(herein after referred to as the “Lender”)

WHEREAS SmartREIT Acquisitions Inc. (“Smart Investor”), SAM Canadian JV, LLC (“SmartStop Investor” and, together with Smart Investor, the “Investors”), Smart Management Limited Partnership (the “Smart Developer”) and SAM Canadian Developer, LLC (the “SmartStop Developer” and, together with the Smart Developer, the “Developers”) entered into a Joint Venture Framework Agreement dated as of the 12th day of January 2018 (the “Framework Agreement”);

AND WHEREAS under the Framework Agreement, the Investors will form joint ventures for the acquisition or leasing of properties, in each case, for the purpose of the development or redevelopment, construction, ownership and operation of self-storage facilities and the Developers will provide certain services in connection therewith;

AND WHEREAS from time to time the Investors will approve a Project proposed by the Developers in accordance with the Framework Agreement and Smart Investor or one of its Affiliates and SmartStop Investor or one of its Affiliates will enter into a limited partnership agreement to form a JV Limited Partnership and will enter into other agreements in connection with such Project;

AND WHEREAS each such JV Limited Partnership may require mortgage financing to fund a portion of the Development Costs of its Project and wishes for the Lender to provide such mortgage financing;

AND WHEREAS the Lender agrees to provide mortgage financing to such JV Limited Partnerships approved as Additional Project Borrowers by the Lender from time to time, subject to the terms and conditions of this Commitment Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the premises, the covenants herein contained and other valuable consideration, the parties hereto agree as follows:

Article 1
INTERPRETATION

1.1	Definitions

In this Commitment Agreement (including the preamble hereto), the following terms shall have the following meanings:

“Accession Agreement” means an accession agreement, substantially in the form attached as Schedule Q, delivered by an Additional Project Borrower in favour of the Lender as contemplated under this Commitment Agreement;

“Additional Compensation” has the meaning specified in Section 3.1;

“Additional Project Borrower” means any JV Limited Partnership and Nominee, which from time to time becomes a “Borrower” under this Commitment Agreement by execution and delivery to the Lender of an Accession Agreement and upon satisfaction of the conditions set out in Section 4.2, as separate conditions for the admission of such JV Limited Partnership and Nominee, each as an Additional Project Borrower hereunder. Upon becoming an Additional Project Borrower in accordance with Section 4.2, such

Additional Project Borrower shall be deemed to be a “Project Borrower” in respect of its Project and a “Borrower” for all purposes under this Commitment Agreement;

“Advance” means a loan made by the Lender to the Borrowers under a Project Mortgage Commitment or the delivery by the LC Issuer of a Letter of Credit under the LC Commitment;

“Affiliate” means: (i) in respect of any Person (in this definition, such Person being referred to as the “Subject Person”): (A) any other Person, directly or indirectly, Controlling or Controlled by, or under direct or indirect common Control with, the Subject Person; or (B) any Person under the direct or indirect Control of the same Person, or group of Persons, as Control the Subject Person; and (ii) in respect of SmartStop, SmartStop Self Storage REIT, Inc. or the SmartStop Partners, also means: (x) any SmartStop Sponsored REIT or any Internally Managed Sponsored REIT, and (y) any Person Controlled by any SmartStop Sponsored REIT or any Internally Managed Sponsored REIT;

“Applicable Law” means, with respect to any Person, property, transaction or event, all present or future applicable laws, statutes, treaties, regulations, official directives, rules, codes, conventions, by-laws, judgments, decrees, orders, awards and determinations of any governmental, regulatory, fiscal, monetary or court of competent jurisdiction in any applicable jurisdiction;

“Applicable Margin” means, at any time, the margin in basis points per annum determined based on the then existing External Credit Rating and the then existing applicable margin under the Senior Credit Facility. The Applicable Margin shall be adjusted as of the date of a change in the applicable margin charged under the Senior Credit Facility resulting from a change in the External Credit Rating, a change resulting from the renewal or extension of the Senior Credit Facility or otherwise under the Senior Credit Facility;

“Approved by the Investors” means approval by the Investors Committee for the relevant Project in accordance with the terms of the Framework Agreement;

“Approved Obligations” means in respect of any Project, debts, obligations, duties, agreements, expenses and liabilities of the Project Borrowers in connection with such Project which have been Approved by the Investors or are provided for in an Approved Project Budget;

“Approved Project Budget” means, in respect of any given Project, the budget for the acquisition or leasing of properties, in each case, for the purpose of the development or redevelopment and construction of such Project, as well as the operation, maintenance, repair and initial lease-up of the Project, as Approved by the Investors in accordance with the Framework Agreement, which budget shall set forth in detail the breakdown of the total estimated cost of such Project and revenues into appropriate categories, including, without limitation, the direct development or redevelopment and construction costs estimated to be incurred, the costs that have then been incurred, income forecasts, operating and maintenance costs and the amounts payable to the Development Managers pursuant to the Development and Construction Management Agreement or to the Operations Manager pursuant to the Operations Management Agreement, together with the estimated timing of all such expenditures and revenues on a monthly basis within the context of the development schedule, as such budget may be revised or supplemented from time to time as Approved by the Investors;

“Arm’s Length” has the meaning attributed to it in the Income Tax Act (Canada) in effect as of the Effective Date;

“BA Equivalent Rate” means, on any Interest Determination Date and with respect to any Advance under any Project Mortgage, the average bankers’ acceptance discount rate for bankers’ acceptances having a term of one month as quoted on the Reuters Screen CDOR Page in respect of Schedule I chartered banks (or such other page as is a replacement page for such bankers’ acceptances) at 10:00 a.m. (Toronto time) on such date; provided that if such rate does not appear thereon for any Business Day, the rate for such Business Day will be equal to the discount rate at approximately 10:00 a.m. on such Business Day at which The Bank of Nova Scotia, or any other Schedule I Canadian chartered bank selected by the Lender would purchase on such date, its own bankers’ acceptances or drafts having an aggregate face amount equal to the relevant Advance having a comparable maturity date; provided further, that if the CDOR Rate is replaced by a CDOR Successor Rate under, and as defined in, the Senior Credit Facility, the rate for such Business Day will equal the CDOR Successor Rate;

“Base Rate” means, for any given Project Mortgage, the floating rate per annum specified in the relevant Project Mortgage Commitment and based on the BA Equivalent Rate and Applicable Margin, as adjusted from time to time in accordance with this Agreement;

“Beneficial Owner Agreement” means, in respect of any given Project, the beneficial owner agreement, substantially in the form of Schedule Q, to be given by the Nominee and JV Limited Partnership for such Project in favour of the Lender;

“Borrower GP” means, (i) in respect of the Project and the Property comprising the Project owned by Oshawa South Self Storage Limited Partnership, SST IV Canadian GP Inc. and Smart Oshawa Self Storage GP Inc., as the general partners of Oshawa South Self Storage Limited Partnership, (ii) in respect of the Project and the Property comprising the Project owned by Leaside SAM Limited Partnership, SST II Canadian GP, Inc. and Smart Leaside GP Inc., as the general partners of Leaside SAM Limited Partnership, (iii) in respect of the Project and the Property comprising the Project owned by Bramport SAM Limited Partnership, SST IV Canadian GP, Inc. and Smart Bramport GP Inc., as the general partners of Bramport SAM Limited Partnership, (iv) in respect of the Project and the Property comprising the Project owned by Vaughan NW SAM Limited Partnership, SST IV Canadian GP, Inc. and Smart Vaughan NW GP Inc., as the general partners of Vaughan SAM Limited Partnership, and (v) in respect of each other Project and the Property comprising the Project owned by a JV Limited Partnership approved as a Project Borrower by the Lender under Section 4.2 of this Commitment Agreement, the Smart GP and the SAM GP, each as defined in the limited partnership agreement governing the affairs of such Borrower and any other Person identified in its capacity as a general partner of such Borrower therein and, in each case as identified in the Project Mortgage Commitment for such Project;

“Borrowers” means, collectively (i) Oshawa South Self Storage Limited Partnership, (ii) Oshawa South Self Storage Inc., (iii) Leaside SAM Limited Partnership, (iv) Leaside SAM Inc., (v) Bramport SAM Limited Partnership, (vi) Bramport Self Storage Inc., (vii)

Vaughan NW SAM Limited Partnership, (viii) Vaughan NW Self Storage Inc., and (ix) each Additional Project Borrower as may become a party to this Commitment Agreement, from time to time;

“Business” means the business of acquiring or leasing properties, in each case, for the purposes of the development or redevelopment, construction, ownership and operation of self-storage facilities;

“Business Day” means a day, other than a Saturday or a Sunday or other day on which banks are required or authorized to close in Toronto, Ontario;

“Canadian Dollars” and “Cdn. $” mean the lawful currency of Canada in immediately available funds;

“change in law” has the meaning specified in Section 3.1;

“Charged Property” means, in respect of any given Project, the Property and Improvements thereon charged pursuant to the Security Documents;

“Claims” has the meaning specified in Section 9.4(a);

“Commitment Agreement” and similar expressions means this master mortgage commitment agreement, together with all Schedules attached hereto, as the same may be amended, restated, supplemented or modified from time to time;

“Commitment Fee” means, at any time, the fee calculated on the unused and uncancelled portion of the Mortgage Commitment and the LC Commitment, at a rate per annum equal to the Commitment Fee Rate, calculated daily commencing from the date of the execution of this Commitment Agreement;

“Commitment Fee Rate” means, at any time, with respect to the Mortgage Commitment and the LC Commitment, the commitment fee rate in basis points per annum, initially set at 29 bps and as adjusted from time to time by the Lender in good faith to reflect similar fees charged to the Lender by its credit facility and letter of credit providers;

“Commitment Termination Date” means May 11, 2021 as such date may be extended annually upon agreement between the Lender and the Borrowers;

“Construction Act” means the Construction Act (Ontario) and any amendments or successor legislation thereto;

“Contribution Agreement” means, in respect of any given Project, the contribution agreement made between the Investors and certain of their respective Affiliates under which each party thereto contributes, conveys, sells or transfers real property, money or other assets to the limited partnership formed pursuant to the Framework Agreement in respect of such Project;

“Control” or “control” for the purposes of this Commitment Agreement is determined based on the following:

(a)

to control a corporation, a Person must: (i) directly or indirectly beneficially hold (other than by way of security only) securities of such corporation or the right to vote or direct the voting of securities of such corporation to which, in the aggregate, are attached more than fifty percent (50%) of the votes that may be cast to elect directors of the corporation, provided that in all circumstances the votes attached to those securities are sufficient, if exercised, to elect a majority of the directors of the corporation; and (ii) also have the power to control and direct in all circumstances the management and policies of such corporation, directly or indirectly, whether through the ownership or control of voting securities, voting rights, contract or otherwise;

(b)

to control a partnership other than a limited partnership, a Person must: (i) directly or indirectly beneficially hold (other than by way of security only) more than fifty percent (50%) of the partnership interests in such partnership; and (ii) also have the power to control and direct in all circumstances the management and policies of such partnership, directly or indirectly, whether through the ownership or control of voting interests of the partnership or otherwise;

(c)

to control a limited partnership, a Person must: (i) directly or indirectly beneficially hold (other than by way of security only) securities of the general partner of such limited partnership or the right to vote or direct the voting of securities of such general partner to which, in the aggregate, are attached more than fifty percent (50%) of the votes that may be cast to elect directors of the general partner, provided that in all circumstances the votes attached to those securities are sufficient, if exercised, to elect a majority of the directors of such general partner; and (ii) also have the power to control and direct in all circumstances the management and policies of such general partner, directly or indirectly, whether through the ownership and control of voting securities, voting rights, contract or otherwise;

(d)

to control a trust (other than a Delaware statutory trust) where the trustees have discretionary powers in respect of the trust assets, a Person must: (i) directly or indirectly have the right to elect or appoint a majority of the trustees of such trust; and (ii) be, directly or indirectly, the sole beneficiary of such trust;

(e)

to control a Delaware statutory trust, SmartStop Self Storage REIT, Inc., an Affiliate of SmartStop Self Storage REIT, Inc. or H. Michael Schwartz must have the exclusive power to control and direct in all circumstances the management and policies of such trust in its or his capacity as signatory trustee pursuant to the trust agreement executed in respect of such trust;

(f)

to control a limited liability company, a Person must have the power to control and direct in all circumstances the management and policies of such limited liability company, directly or indirectly, whether through the ownership and control of voting securities, voting rights, contract or otherwise;

(g)

to control a Person other than a corporation, partnership, trust or limited liability company referred to in any of clauses (a) to (e) above (the “Subject Entity”), a Person must: (i) directly or indirectly beneficially own more than fifty percent (50%) of the ownership interests in the Subject Entity; and (ii) also have the power to control and to direct in all circumstances the management and policies of the Subject Entity, directly or indirectly, whether through the ownership or control of voting securities, voting rights, contract or otherwise; and
(h)	a Person who controls another Person is deemed to control any Person which is controlled, or deemed to be controlled, by such other Person,

and the words “Controlled”, “controlled”, “Controlling” and “controlling” have corresponding meanings;

“Current Maturity Date” has the meaning specified in Section 2.3(b);

“Debt” of any Person means a liability of such Person which, in accordance with GAAP, would be classified as indebtedness of such Person, including, without limitation or duplication, any liability of such Person, for or in respect of:

(a)

all Long-Term Debt (including the current portion thereof) and short-term debt of such Person and any obligation for money borrowed or raised (other than by way of the issue of equity) and premiums (if any) and capitalized interest (if any) in respect thereof;

(b)	the principal, capitalized interest (if any) and premiums (if any) in respect of any debenture, bond, note, or similar instrument;
(c)

liabilities in respect of any letter of credit (whether assumed by way of guarantee, counter-indemnity or otherwise), acceptance, bill discounting or note purchase facility and any receivables purchase, factoring or discounting arrangement which carries recourse to such Person;

(d)	all obligations under leases which would be classified as capital leases in accordance with GAAP and in respect of which such Person is liable as lessee;
(e)

the marked-to-market value (whether positive or negative) of any liabilities in respect of interest rate swaps, forward rate agreements, currency swaps, foreign exchange contracts, other financial instruments and other similar off-balance sheet liabilities;

(f)	liabilities of any other Person in respect of the sale, securitization or other asset-backed financing of receivables or other assets of the first such Person;
(g)

any other transaction having the commercial effect of: (i) a financial borrowing; or (ii) any other raising of money (other than by or in respect of the issue of share equity), in each case entered into by such Person to finance its operations or capital requirements; and

(h)	all Debt Guaranteed;

“Debt Guaranteed” by any Person means all Debt of the kinds referred to in the definition of Debt which is, directly or indirectly, guaranteed (except by way of endorsement of a negotiable instrument made in the ordinary course of such Person’s business) by such Person or which such Person has agreed (contingently or otherwise)

to purchase or otherwise acquire or in respect of which such Person has otherwise assured a creditor against loss;

“Default” means an event which, with the giving of notice or the passage of time or the making of any determination or any combination thereof as provided for herein, could become an Event of Default;

“deposit amount” has the meaning specified in Section 8.2;

“Developers” has the meaning specified in the Recitals;

“Developers’ Actual Costs” means in respect of any Project, the costs reasonably incurred by the Developers in performing their respective obligations under the Development and Construction Management Agreement;

“Development and Construction Management Agreement” means, in respect of any given Project, the development and construction management agreement substantially in the form of the development and construction management agreement attached to the Framework Agreement, entered into between the JV Limited Partnership, the Smart Developer, as the development and construction manager of such Project, and the SmartStop Developer, as the development coordinator of such Project;

“Development Costs” means in respect of any given Project, all of the costs (both hard costs and soft costs) incurred in connection with the Project, including, without limitation, all costs of development, construction, initial lease up and financing of such Project as well as all operating and maintenance costs;

“Distribution Request” has the meaning specified in Section 2.7(b);

“Drawdown” means a drawdown of an Advance;

“Drawdown Date” means, in relation to any Advance, the date, which shall be a Business Day, on which the Drawdown of such Advance is made by the Borrowers pursuant to a Drawdown Notice;

“Drawdown Notice” means a notice substantially in the form set out in Schedule C;

“Effective Date” means the date upon which all of the conditions precedent (a) to the effectiveness of this Commitment Agreement under Section 4.1, (b) to at least one Project Mortgage Commitment under Section 4.2 and (c) to a Drawdown under Section 4.3, have been satisfied or waived by the Lender;

“Employee Service Provider” means Strategic Storage PM Canada, ULC, in such Person’s capacity as the provider of employee services under the Employee Services Agreement, and its successors and permitted assigns;

“Employee Services Agreement” means, in respect of any given Project, the employee services agreement substantially in the form of the employee services agreement attached to the Framework Agreement, entered into between the JV Limited Partnership and the Employee Service Provider;

“Environmental Claims” means: (a) any and all enforcement, clean-up, removal or other governmental or regulatory actions, orders, directions or proceedings instituted, pending or completed in respect of a Property pursuant to any Environmental Laws, and (b) all claims made by any third party against any Borrower, any property of the Borrowers or any party authorized by the Borrower to have charge, management or control of a Property relating to damage, contribution, cost recovery, compensation, loss or injury resulting from any violation or alleged violation of Environmental Laws;

“Environmental Laws” means any present or future applicable federal, provincial, state, municipal or other local law, statute, regulation or by-law, code, ordinance, decree, directive, standard, policy, rule, order, treaty, convention, judgment, award or determination for the protection of the environment or human health, present or future;

“Event of Default” has the meaning specified in Section 8.1;

“External Credit Rating” means the senior unsecured debt rating of Smart provided by the Rating Agencies providing such rating at the relevant time, provided that, if Smart at any time has two (2) or more ratings, the higher of the ratings shall be applied for purposes of the Applicable Margin, unless there is more than a one (1) notch differential, in which case, the average of the two (2) rating points will be taken for such purposes;

“Fair Market Value” means, for any given Property, the most probable price in cash which that Property should bring in an open and competitive market under all conditions requisite to a fair and typical sale, with the buyer and seller each acting prudently, knowledgeably and assuming the price is not affected by undue stimulus;

“Fiscal Quarter” means a period of three consecutive months in each Fiscal Year ending on March 31, June 30, September 30 and December 31, as the case may be, of such year;

“Fiscal Year” means, for any Person or Project, the fiscal year of such Person or Project;

“Framework Agreement” shall have the meaning specified in the Recitals;

“Funding Shortfall” means, in respect of any given Project, that there are not sufficient funds available to the Project Borrowers (including amounts contributed to the Project Borrowers and the amount of the Project Mortgage Commitment) to pay all Project Costs for such Project and to meet all its other legal and financial obligations;

“GAAP” means accounting standards for private enterprises from time to time adopted by the Canadian Accounting Standards Board, or any successor body, and set out in the CICA Handbook – Accounting, that are applicable to the relevant Person for the relevant financial period, applied on a consistent basis;

“General Assignment of Leases and Rents” means, in respect of any given Project, a general assignment of leases and rents, substantially in the form attached as Schedule I, given by the Project Borrower for such Project in favour of the Lender;

“General Contract” means a general construction contract entered into by a JV Limited Partnership in respect of the development and construction of a Project;

“General Security Agreement” means, in respect of any given Project, each general security agreement, substantially in the form of Schedule J, given by each Project Credit Party (other than the Smart LP and SmartStop LP) for such Project, in favour of the Lender;

“Gross Revenue” means, in respect of any given Project and the Property that comprises such Project and for any given Measurement Period, the aggregate of all revenues during such Measurement Period from or in respect of such Project, as determined in accordance with GAAP including, without limiting the generality of the foregoing and without duplication:

(a)	all revenues received or receivable in respect of the Project, including amounts received for the rental of storage space and otherwise;
(b)	all recoveries received or receivable on account of taxes, levies, duties, utilities and operating costs;
(c)	all amounts received or receivable as proceeds of insurance for loss of income from the Property or any Charged Property (including proceeds for rental loss or business interruption);
(d)	all amounts received or receivable as interest or investment income in respect of such Project or Property; and
(e)	the Tenant Protection Sharing Amount;

but excluding, without limiting the generality of the foregoing and without duplication:

(f)	all revenues from the sale or other disposition of any equipment or any assets forming part of any such Project;
(g)	any expropriation proceeds, insurance proceeds (other than for rental loss, business interruption or other loss of income) or similar proceeds; and
(h)	Operations Manager Protection Sharing Amount;

“Guarantees” means, in respect of any given Project, the guarantees, substantially in the form attached as Schedule L, given by each Borrower GP for such Project, to the Lender;

“Guarantor Group” means, in respect of this Commitment Agreement or any Other Project Commitment Agreement, the group consisting of the SmartStop Guarantor and all of the Project Credit Parties that are indirectly owned by such SmartStop Guarantor; for certainty, a Guarantor Group may include Project Credit Parties across any number of Projects if the obligations of each such Project Credit Party under the Commitment Agreement or Other Project Comment Agreement, as applicable, and the Project Documents to which it is a party, are guaranteed by the same SmartStop Guarantor;

“Guarantors” means the Persons who have executed the Guarantees, the SmartStop Guarantee, the Limited Recourse Guarantees and each other Person that is required to provide a guarantee pursuant to Sections 5.1 or Section 5.2;

“Hazardous Material” means any contaminant, pollutant or substance that causes harm or degradation to the surrounding environment or injury to human health and, without restricting the generality of the foregoing, includes any pollutant, contaminant, waste, hazardous waste, deleterious substance or dangerous good present in such quantity or state that it contravenes any Environmental Laws or gives rise to any liability or obligation under any Environmental Law;

“Improvements” means, in respect of any given Project, all of the buildings, structures, improvements and fixtures now or hereafter constructed on the lands forming part of such Project and all other property, whether real or personal, now or hereafter acquired by the Investors in connection with such Project;

“Indemnitee(s)” has the meaning specified in Section 9.4(a);

“Interest Determination Date” means the twentieth (20th) day of each calendar month, provided that if such date is not a Business Day, the immediately preceding Business Day;

“Interest Period” means, with respect to an Advance: (i) in the case of the initial Interest Period for such Advance, the period from and including the date of such Advance to and including the first Interest Determination Date following such date; and (ii) in the case of any subsequent Interest Period for such Advance, the period from each Interest Determination Date to the immediately following Interest Determination Date or, if earlier, the date of prepayment pursuant to Section 2.10 (with respect only to the principal amount prepaid) or the Project Mortgage Maturity Date, notwithstanding such Interest Period may be less than one (1) calendar month;

“Interest Rate”, with respect to an Advance under a Project Mortgage means, for each Interest Period for such Advance, the Base Rate per annum as determined under the relevant Project Mortgage Commitment plus one percent (1.00%) (one hundred (100) basis points, as adjusted from time to time with changes to the Base Rate in accordance with this Agreement;

“Internally Managed Sponsored REIT” has the meaning specified in the Limited Partnership Agreement;

“Investors” shall have the meaning specified in the Recitals;

“Investors Committee” means the committee of Investors established by the Investors pursuant to the terms of the Framework Agreement with the authority to make decisions required or permitted to be made by the Investors under the Framework Agreement with respect to the Projects;

“JV Limited Partnership” means a limited partnership formed by the Investors pursuant to the terms of the Framework Agreement to undertake a Project and to own or have rights in the Property comprising such Project;

“LC Commitment” means the commitment of the Lender to arrange for the issuance of Letters of Credit on behalf of the Borrowers under Section 2.12 with an aggregate face amount of up to the LC Sublimit;

“LC Issuer” has the meaning specified in Section 2.12(a);

“LC Sublimit” means Three Million Dollars (Cdn. $3,000,000), as such amount may be increased or reduced in accordance with this Commitment Agreement;

“Lender’s Counsel” means the firm of Davies Ward Phillips & Vineberg LLP, Toronto, Ontario, or such other firm of legal counsel as the Lender may from time to time designate;

“Letter of Credit” means a commercial letter of credit, a standby letter of credit or a bank letter of guarantee issued or to be issued by the LC Issuer under the LC Commitment on behalf of the Borrowers pursuant to Section 2.12 and in such form as the LC Issuer may from time to time approve;

“Liens” means mortgages, pledges, liens, hypothecs, charges, security agreements or other encumbrances or other arrangements that in substance secure payment or performance of an obligation, statutory and other non-consensual liens or encumbrances and includes the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement;

“Limited Partnership Agreement” means, in respect of any given Project, the initial limited partnership agreement which forms the JV Limited Partnership, as amended by the amended and restated limited partnership agreement relating thereto, which JV Limited Partnership will own, develop or redevelop, construct and operate such Project pursuant to, inter alia, the terms of the Framework Agreement, as amended, restated, amended and restated, or otherwise modified from time to time, in accordance with the provisions thereof;

“Limited Recourse Guarantee” shall mean, in respect of any given Project, the limited recourse guarantee, substantially in the form attached as Schedule M, given to the Lender by each of the Smart LP and the SmartStop LP for such Project;

“Loan Parties” means the Borrowers, the other Project Credit Parties and the Guarantors, from time to time;

“Loan to Value Ratio” means, in respect of a Project Borrower for any given Project and the Property that comprises such Project at any given time, the ratio obtained when the Debt of such Borrower then outstanding (or available, in the case of undrawn financing commitments, other than the Mortgage Commitment hereunder) in respect of such Project and the Property that comprises such Project is divided by the greater of (x) the aggregate amounts set out in the Approved Project Budget of (A) the value of such Property, and (B) the Development Costs incurred for such Property, and (y) the Fair Market Value of such Property;

“Long-Term Debt” means Debt which, by its terms or on renewal or extension at the option of the Borrower, has a term to maturity of more than twelve (12) months;

“Major Subcontracts” means any subcontract arising in respect of the General Contract, having a minimum original subcontract price of at least One Million Dollars ($1,000,000);

“Material Adverse Effect” means a material adverse effect on (i) the business, assets, operations or financial condition of the Project Borrower and the Project Credit Parties with respect to any Project, taken as a whole, which would negatively affect the ability of such Borrower and Project Credit Parties to perform their respective obligations under this Commitment Agreement and the other Mortgage Documents; (ii) the business, assets, operations or financial condition of the Loan Parties, taken as a whole, which would negatively affect the ability of the Borrowers and/or the other Loan Parties to perform the obligations under this Commitment Agreement and the other Mortgage Documents; or (iii) the validity or enforceability of any of the Mortgage Documents or the rights or remedies of the Lender thereunder;

“Material Agreements” means, in respect of a given Project: (a) any agreement entered into with a Project Architect in respect of such Project, (b) the Project Documents in respect of such Project, (c) the General Contract, and (d) the Major Subcontracts;

“Measurement Period” means, in the case of any calculation, the last three (3) consecutive complete months immediately prior to the date of the calculation;

“Mortgage” means, in respect of any given Project, a mortgage which includes a Schedule thereto, substantially in the form of Schedule H, or a hypothec substantially in the form of Schedule R, to be given by each Nominee for such Property in favour of the Lender;

“Mortgage Commitment” shall have the meaning specified in Section 2.1;

“Mortgage Commitment Amount” means Sixty Million Dollars (Cdn. $60,000,000), as such amount may be increased under Section 2.19;

“Mortgage Commitment Increase” shall have the meaning specified in Section 2.19(c);

“Mortgage Documents” means this Commitment Agreement, the Security Documents and all other documents executed and delivered, or to be executed and delivered, to the Lender by the Loan Parties on or after the Effective Date hereunder or thereunder;

“Municipal Agreements” has the meaning attributed to it in Section 5.4(a);

“Net Cash Flow” in respect of any given Project and the Property comprising the Project, for any given Measurement Period, means the positive amount, if any, obtained by deducting from the Gross Revenue of such Project and the Property comprising the Project for such Measurement Period (such Gross Revenue to be calculated on an accrual basis) the aggregate of the following (all of which shall also be calculated on an accrual basis): (a) Operating Expenses paid during such Measurement Period; and (b) all amounts paid under any Debt in respect of such Project during such Measurement Period. For greater certainty, it is confirmed that if the amount obtained by doing the calculation provided for in this definition is a negative amount then there is no Net Cash Flow in respect of the relevant Project for the relevant Measurement Period;

“Nominee” means any nominee corporation which holds legal title to any asset of any Project Borrower;

“Nominee Agreement” means, in respect of any given Project, the nominee agreement entered into by, among others, the JV Limited Partnership in respect of such Project and the Nominee;

“Notice of Amount” has the meaning specified in Section 3.1;

“Notification Date” has the meaning specified in Section 9.4(c);

“Operating Expenses” means, in respect of any given Project and the Property comprising the Project for any given Measurement Period, the aggregate of all costs and expenses incurred in respect of such Project and the Property comprising the Project for such Measurement Period that are deductible in computing the income of such Property in accordance with GAAP, including without limiting the generality of the foregoing:

(a)	all costs of maintaining, cleaning, insuring, repairing, managing, operating and renting storage space in respect of such Project; and
(b)	all taxes, levies, duties and utilities incurred in respect of such Property;

but excluding:

(c)	all debt service costs and other amounts payable under any Debt relating to any of such Project;
(d)	the income taxes of the Project Borrowers and the other Loan Parties;
(e)	all leasing commissions, costs of leasehold improvements and amounts payable in respect of all other tenant inducements, and all expenses of a capital nature; and
(f)	depreciation and amortization;

“Operations Management Agreement” means, in respect of any given Project, the operations management agreement substantially in the form of the operations management agreement attached to the Framework Agreement, entered into between the Project Borrower for such Project and the Operations Manager pursuant to which the Operations Manager shall be engaged as the operations manager in respect of such Project;

“Operations Manager” means Strategic Storage Property Management IV, LLC, in such Person’s capacity as operations manager under the Operations Management Agreement, and its successors and permitted assigns;

“Operations Manager Protection Sharing Amount” means the fifty percent (50%) of net revenues generated from tenants participating in the Operation Manager’s tenant insurance/property protection program and retained by the Operations Manager in accordance with the provisions of the Operations Management Agreement;

“Organizational Documents” means, with respect to any Person, such Person’s articles, memorandum or other charter documents, partnership agreement, joint venture agreement, declaration of trust, trust agreement, by-laws, unanimous shareholder agreement, or any and all other similar agreements, documents and instruments pursuant to which such Person is constituted, organized or governed;

“Original Borrowers” means each of: (i) Oshawa South Self Storage Limited Partnership, (ii) Oshawa South Self Storage Inc., (iii) Leaside SAM Limited Partnership, (iv) Leaside SAM Inc., (v) Bramport SAM Limited Partnership, (vi) Bramport Self Storage Inc., (vii) Vaughan NW SAM Limited Partnership, and (viii) Vaughan NW Self Storage Inc.;

“Other PCA Project Mortgage Commitment” has the meaning specified in Section 2.8(c)(iv);

“Other PCA Project Parties” has the meaning specified in Section 2.8(c)(i);

“Other PCA Security” has the meaning specified in Section 2.8(c)(ii);

“Other Project Commitment Agreement” has the meaning specified in Section 2.8(c)(i);

“Outstanding Advances” has the meaning specified in Section 2.1(a);

“Payment Date” means the 20th day of each calendar month or if such day is not a Business Day, the immediately preceding Business Day;

“Permanent Financing” means permanent or take-out financing to repay all amounts outstanding under a Project Mortgage and to satisfy the Project Borrower’s obligations in respect of all unexpired Letters of Credit issued in respect of the Project;

“Permits” has the meaning specified in Section 6.1(n);

“Permitted Debt” all Approved Obligations and any Property Financing;

“Permitted Encumbrances” has the meaning specified in Schedule F;

“Permitted Fees” means fees payable to the Development Managers pursuant to the Development and Construction Management Agreement or to the Operations Manager pursuant to the Operations Management Agreement or the Employee Service Provider pursuant to the Employee Services Agreement;

“Person” means an individual, company, partnership (whether or not having separate legal personality), corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a government, state or political subdivision thereof or any agency of such government, state or political subdivision;

“Pledge Agreement” means, in respect of any given Project, each pledge agreement substantially in the form of Schedule K to be given by the JV Limited Partnership, the SmartStop Partners and the Smart Partners for such Project, in favour of the Lender;

“Prime Rate” means the variable rate of interest per annum, expressed on the basis of a year of three hundred and sixty-five (365) or three hundred and sixty-six (366) days, as the case may be, established or quoted from time to time by The Bank of Nova Scotia (or such other Canadian chartered bank as agreed to by the Borrowers and the Lender) in Toronto, Ontario as the reference rate of interest then in effect for determining interest rates on Canadian Dollar denominated commercial loans made by it in Canada;

“Project” means, in the case of each JV Limited Partnership, the Property (which may consist of two or more assembled parcels) which has been acquired or leased by it for the development and construction thereon of a self-storage facility and all Improvements constructed on such Property, from time to time, and in accordance with the Project Plan;

“Project Architect” means in respect of any Project, the architect Approved by the Investors for such Project;

“Project Borrower” means in respect of any given Project, the Borrowers who have, requested and obtained a Project Mortgage;

“Project Collateral” means, in respect of any given Project, the real and personal property and assets of the Project Credit Parties in respect of such Project which the Lender has or purports to have or will have or will purport to have a security interest pursuant to the Security Documents;

“Project Costs” in respect of any given Project, will have the meaning set out in the Development and Construction Management Agreement for such Project;

“Project Credit Parties” means, in respect of any given Project and the Project Mortgage in respect of such Project, the Project Borrowers, including the Nominee, the Smart GP, the Smart LP, the SmartStop GP and the SmartStop LP, in each case for such Project;

“Project Documents” means, in respect of any given Project, the Limited Partnership Agreement, the Development and Construction Management Agreement, the Operations Management Agreement, the Employee Services Agreement, the Contribution Agreement and the Nominee Agreement (if any), entered into in respect of such Project;

“Project Lands” means in respect of any given Project, the “Project Lands” as defined in the Project Mortgage Commitment for such Project;

“Project Mortgage” means a mortgage loan forming part of the Mortgage Commitment requested by a JV Limited Partnership in respect of a Project and approved by the Lender in accordance with this Commitment Agreement;

“Project Mortgage Commitment” means a commitment of the Lender to provide a Project Mortgage in respect of any particular Project, substantially in the form annexed as Schedule B hereto;

“Project Mortgage Commitment Increase Notice” means the notice delivered by the Lender to the Borrowers in respect of an approved increase to a Project Mortgage for a particular Project, substantially in the form annexed as Schedule E hereto;

“Project Mortgage Maturity Date” means, in respect of any given Project and the Project Mortgage in respect of such Project, the earlier of (i) the Commitment Termination Date, (ii) the “Project Mortgage Maturity Date” set forth in the Project Mortgage Commitment for such Project Mortgage and (iii) the date which is the third anniversary of the date of the initial Drawdown under such Project Mortgage, subject to an extension of a period of three hundred and sixty-five (365) days from the then current Project Mortgage Maturity Date as provided in Section 2.3(b);

“Project Mortgage Request” means a request of the Borrowers to the Lender to provide a Project Mortgage for a particular Project and an Additional Project Borrower, substantially in the form annexed as Schedule A hereto;

“Project Plan” means, in the case of any given Project and the Property comprising such Project, the plan for the acquisition, development, construction, financing, management and operation of such Project as Approved by the Investors for such Project, in each case containing the information requested by the Lender, as well as the following elements:

(a)

a description of the proposed terms of the acquisition or leasing, and financing of the relevant Property or site and of all of the relevant details relating to such Property, including all existing contracts and encumbrances;

(b)

a site plan, a description of the Improvements and intended uses of the Project Lands and of the rezoning, if any, necessary to enable the development of the relevant Project in accordance with the Project Plan and also a statement of the conditions and restrictions reasonably expected to be applicable thereto, all in reasonable detail;

(c)

a budget for the acquisition or lease, development, construction, servicing and leasing of space in the Property, setting forth in detail the breakdown of the total Project Costs into appropriate categories of cost, which categories shall include, without limitation, the direct development and construction costs estimated to be incurred, the costs that have then been incurred, pro forma income projections, leasing costs and all amounts payable to the Development Managers pursuant to the Development and Construction Management Agreement, together with the estimated timing of all such expenditures on a monthly basis within the context of the development schedule;

(d)

a complete list of the conditions reasonably expected to be required by the relevant municipal authorities or other governmental authorities for the development and construction of the Project and a plan for responding to all such conditions required by such authorities, including, but not limited to, all permits and approvals;

(e)

a development schedule showing the projected timing for the development of the Project, and the phasing of such development, and also showing graphically each monthly stage of construction up to and including the estimated date of completion of the Project;

(f)	the terms of the architectural services contracts and other material contracts for the Project;

(g)

feasibility studies and such other reports, studies, investigations and recommendations as are requested by the Investors Committee or as are necessary or advisable in order to provide the Investors with adequate and timely information with respect to the development of the Project;

(h)	the marketing plan for the Project in reasonable detail;
(i)	a detailed plan for obtaining financing (both interim and permanent), the expected terms and conditions applicable to such financing and a description of the security to be given for such financing;
(j)	a leasing plan for the Project; and
(k)

a detailed description of existing title condition for the Property, including specifics as to any restrictions, easements, existing contracts and encumbrances, Municipal Agreements or other matters which could have a material impact on the ownership, development, leasing or operation of the Project;

“Property” means, in respect of any given Project, the real property acquired or leased by or on behalf of the Project Borrower for such Project and all Improvements thereon, as described in Schedule A to the Project Mortgage Commitment in respect of such Project;

“Property Financing” means the financing obtained by a Project Borrower for its Property as Approved by the Investors;

“Rating Agencies” means Moody’s, DBRS and S&P;

“Release” has the meaning specified in Section 6.1(i)(i);

“Replacement Guarantee” has the meaning specified in Section 2.8(c)(ii);

“Request for Increase of Project Mortgage” means a request of the Borrowers to the Lender to provide an increase in a Project Mortgage for a particular Project, substantially in the form annexed as Schedule D hereto;

“Security” means the security in favour of the Lender pursuant to the provisions of Sections 5.1 and 5.2 hereof and includes the Security Documents;

“Security Documents” has the meaning ascribed thereto in Section 5.1 and includes any documentation delivered pursuant to the provisions of Section 5.2 of this Commitment Agreement;

“Senior Credit Facility” means the credit agreement dated May 12, 2020 among, inter alia, Smart, as borrower, The Bank of Nova Scotia, as administrative agent and The Bank of Nova Scotia, as lender and the other lenders from time to time party thereto;

“Smart” shall mean SmartCentres Real Estate Investment Trust;

“Smart Developer” has the meaning specified in the Recitals;

“Smart GP” means, in respect of any given Project, the “Smart GP”, as defined in the Limited Partnership Agreement of the Borrower that owns, directly or indirectly, such Project or the Property comprising such Project;

“Smart Investor” has the meaning specified in the Recitals;

“Smart LP” means, in respect of any given Project, the “Smart LP”, as defined in the Limited Partnership Agreement of the JV Limited Partnership for such Project;

“Smart Partners” means, in respect of any given Project, collectively, the Smart GP and the Smart LP of the JV Limited Partnership formed for such Project;

“SmartStop” means SmartStop REIT Advisors, LLC;

“SmartStop Developer” shall have the meaning specified in the Recitals;

“SmartStop GP” means, in respect of any given Project, the “SAM GP” or “SmartStop GP”, as defined in the Limited Partnership Agreement of the Project Borrower that owns, directly or indirectly, such Project or the Property comprising such Project;

“SmartStop Guarantee” means, in respect of any given Project, a guarantee substantially in the form of Schedule O, executed and delivered to the Lender by the SmartStop Guarantor;

“SmartStop Guarantor” means Strategic Storage Trust IV, Inc., or such other guarantor as may otherwise be acceptable to the Lender, acting reasonably;

“SmartStop Investor” shall have the meaning specified in the Recitals;

“SmartStop LP” means, in respect of any given Project, the “SAM LP” or “SmartStop LP”, as defined in the Limited Partnership Agreement of the JV Limited Partnership for such Project;

“SmartStop Partners” means, in respect of any given Project, collectively, the SmartStop GP and the SmartStop LP of the JV Limited Partnership formed for such Project;

“SmartStop Transferee” shall have the meaning specified in Section 2.8(a);

“Specific Assignment” means, in respect of any given Project, a specific assignment, substantially in the form attached as Schedule N, to be given by the applicable Project Credit Party in favour of the Lender of all right, title and interest of such Project Credit Party in all, development and land lease agreements, Material Agreements, plans, drawings, permits and approvals relating to such Project, if any, such assignments to be acknowledged by each of the parties to such Material Agreements, other than the Project Credit Parties;

“Sponsored REIT” in respect of any given Project, has the meaning ascribed thereto in the Limited Partnership Agreement of the JV Limited Partnership in respect of such Project;

“Substantial Completion” means substantial performance (as defined in the Construction Act in force as of the date hereof) of the development and construction of the Project;

“Taxes” includes all present and future income, corporation, capital gains, capital and value- added and goods and services taxes and all stamp and other taxes and levies, imposts, deductions, duties, charges and withholdings whatsoever together with interest thereon and penalties with respect thereto, if any, and charges, fees and other amounts made on or in respect thereof;

“Tenant Protection Sharing Amount” has the meaning ascribed thereto in the Operations Management Agreement;

“Transfer” shall have the meaning ascribed thereto in the Limited Partnership Agreement;

“Transfer Certificate” means any agreement, certificate or other document executed by the Lender and the Transferee, whether or not executed by the Borrower, providing for the transfer by the Lender to the Transferee of all or any of its rights, benefits and obligations hereunder in accordance with the provisions of Section 10.11;

“Transfer Notice” has the meaning specified in Section 2.8(a); and

“Transferee” has the meaning specified in Section 10.11.

1.2	Headings

The division of this Commitment Agreement into Articles and Sections and the insertion of an index and headings are for convenience of reference only and shall not affect the construction or interpretation hereof. The terms “this Commitment Agreement”, “this Agreement”, “hereof”, “hereunder” and similar expressions refer to this Commitment Agreement and not to any particular Article, Section, paragraph or other portion hereof and include any agreement supplemental hereto. Save as expressly provided herein, references herein to Articles and Sections are to Articles and Sections of this Commitment Agreement.

1.3	Extended Meanings

Words importing the singular number only shall include the plural and vice versa, and words importing any gender shall include all genders. The term “including” means “including without limitation”.

1.4	References to Lender and to Borrowers

(a)Any reference in this Commitment Agreement to the Lender shall be construed so as to include its permitted successors, Transferee or assigns hereunder.

(b)Unless specifically provided to the contrary, any reference in this Commitment Agreement to the obligations of a Project Borrower, an Additional Project Borrower, a Borrower or the Borrowers shall be construed so as to include each of the Borrowers, jointly and severally, and their respective permitted successors and assigns.

1.5	Accounting Terms and Practices

Unless otherwise provided herein, all accounting terms referred to herein shall be construed in accordance with GAAP as established by the Canadian Accounting Standards Board, or any successor body, from time to time and all financial data submitted pursuant to this Commitment Agreement shall be prepared in accordance with such principles, consistently applied.

1.6	Conflict with Other Mortgage Documents

In the event that there is a conflict or inconsistency between any provision of this Commitment Agreement and any other Mortgage Document or Mortgage Documents, the provision of this Commitment Agreement shall prevail, provided that in the event that there is a conflict or inconsistency between any provision of any Project Mortgage Commitment and this Commitment Agreement, the provision of the Project Mortgage Commitment shall prevail.

1.7	Non-Business Days

Whenever any payment to be made hereunder shall be stated to be due or any action to be taken hereunder shall be stated to be required to be taken on a day other than a Business Day, such payment shall be made or such action shall be taken on the next succeeding Business Day and, in the case of the payment of any monetary amount, the extension of time shall be included for the purposes of computation of interest or fees thereon.

1.8	References to Time of Day

Except as otherwise specified herein, a time of day shall be construed as a reference to Toronto, Canada time.

1.9	Severability

In the event that one or more of the provisions contained in this Commitment Agreement shall be invalid, illegal or unenforceable in any respect under any Applicable Law, the validity, legality or enforceability of the remaining provisions hereof shall not be affected or impaired thereby.

1.10	Currency

All monetary amounts in this Commitment Agreement refer to Canadian Dollars unless otherwise specified.

1.11	References to Statutes

Except as otherwise provided herein, any reference in this Commitment Agreement to a statute shall be construed to be a reference to such statute as the same may have been, or may from time to time be, amended or re-enacted.

1.12	References to Agreements

Except as otherwise provided herein, any reference herein to this Commitment Agreement, any other Mortgage Document or any other agreement or document shall be construed to be a reference to this Commitment Agreement, such Mortgage Document or such other agreement or document, as the case may be, as the same may have been, or may from time to time be, amended, varied, novated or supplemented.

1.13	Consents and Approvals

Whenever the consent or approval of a party hereto is required in a particular circumstance, unless otherwise expressly provided for therein, such consent or approval shall not be unreasonably withheld or delayed by such party. No consent or approval given by a Borrower, or any Affiliate of such Borrower, shall be construed to be consent or approval of the Lender, notwithstanding that the Lender is an Affiliate of such Borrower or its Affiliate.

1.14	Schedules

The following are the Schedules attached hereto and incorporated by reference and deemed to be part hereof:

Schedule A-Project Mortgage Request

Schedule BProject Mortgage Commitment

Schedule C-Drawdown Notice Under Project Mortgage

Schedule D- Request For Increase of Project Mortgage

Schedule E- Project Mortgage Commitment Increase Notice

Schedule F- Permitted Encumbrances

Schedule G- Non-Compliance with Laws/Licences

Schedule H- Mortgage

Schedule I-General Assignment of Leases and Rents

Schedule J-General Security Agreement

Schedule K-Pledge Agreement

Schedule L-Guarantees

Schedule M-Limited Recourse Guarantee

Schedule N-Specific Assignment

Schedule O-SmartStop Guarantee

Schedule P-Beneficial Owner Agreement

Schedule Q-Form of Accession Agreement

Schedule R-Form of Hypothec

Article 2
THE MORTGAGE COMMITMENT

2.1	The Mortgage Commitment

(a)Establishment of Mortgage Commitment. Upon the terms and subject to the conditions hereof and subject to Section 2.19, the Lender hereby agrees to make the mortgage loans (the “Mortgage Commitment”), in the aggregate principal amount of up to the Mortgage Commitment Amount available to the Borrowers. The Lender may approve a request for a Project Mortgage pursuant to Section 2.2 or a request for an increase of Project Mortgage pursuant to Section 2.3, such that the aggregate principal amount of all Project Mortgages then outstanding, after giving effect to such approval of the establishment of a Project Mortgage or request for increase of a Project Mortgage, exceeds the Mortgage Commitment Amount provided that: (i) in no event shall such approval of the Lender result in an increase of the Mortgage Commitment Amount and/or the aggregate outstanding principal amount of all

Advances to an amount that is greater than the Mortgage Commitment Amount; (ii) in no event shall the Borrowers be permitted to make a Drawdown of an Advance under any Project Mortgage (and the Borrowers shall not deliver a Drawdown Notice to the Lender in respect of such an Advance) if the amount of the Advance in such Drawdown, together with the aggregate principal amount of the Advances made to the Borrowers then outstanding under the Mortgage Commitment (the “Outstanding Advances”), exceeds the Mortgage Commitment Amount; and (iii) if at any time and for any reason the amount of the Outstanding Advances exceeds the Mortgage Commitment Amount, the amount of such excess shall be immediately repaid to the Lender upon demand.

(b)Purpose. The Mortgage Commitment is being made available to the Borrowers by the Lender to finance development and construction of Projects by the Borrowers pursuant to Project Plans and, for greater certainty, shall not be used to finance the purchase price or closing costs of any Property, or for the reimbursement of any such costs.

2.2	Establishment of Project Mortgages

(a)Project Facilities. The parties agree that the Borrowers may request the Lender to establish a Project Mortgage in respect of a Project at any time and from time to time prior to the Commitment Termination Date by submitting to the Lender a Project Mortgage Request together with certified copies of: (A) the Project Plan for such Project; (B) each of the fully executed Project Documents entered into in connection with such Project; and (C) the Approved Project Budget for such Project. The Project Mortgage Request shall specify, based on such Approved Project Budget, when the Borrowers anticipates that they will require the initial Drawdown and each subsequent Drawdown under the Project Mortgage for such Project. Each Project Mortgage Request shall specify the maximum aggregate principal amount of the Project Mortgage requested. The Lender shall advise the Borrowers, within five (5) Business Days of receipt of the Project Mortgage Request, of the maximum aggregate principal amount, if any, which the Lender approves for the Project Mortgage Commitment. The decision of the Lender as to whether to approve a Project Mortgage, and the amount of such Project Mortgage, shall be made in its sole, absolute and unfettered discretion. Further, any Drawdown under a Project Mortgage that has been approved shall be subject to the satisfaction of each of the conditions precedent set forth in Article 4, in the sole discretion of the Lender, including the delivery of a Project Mortgage Commitment by the Lender to the Borrowers. The terms and conditions of any Project Mortgage approved by the Lender shall be set forth in a Project Mortgage Commitment which shall become effective upon execution thereof by the Lender. For greater certainty, the Project Mortgage Commitment does not obligate the Lender to make any Advances to the Additional Project Borrower referred to therein until the conditions precedent under Section 4.2 and all other conditions to Drawdowns under this Commitment Agreement have been satisfied.

(b)Revolving Mortgage Commitment. Advances under a Project Mortgage which have been repaid, and unadvanced portions of a Project Mortgage which are no longer available to be advanced under such Project Mortgage, in each case, may form part of another Project Mortgage Commitment and may be drawn down again under another Project Mortgage at any time and from time to time subject to the provisions of Section 2.1(a) and all other relevant provisions hereunder in respect of establishing Project Mortgages and Drawdowns.

2.3	Increase or Change of Project Mortgages

(a)The Borrowers may request the Lender to increase the amount of a Project Mortgage Commitment from time to time prior to the Project Mortgage Maturity Date by submitting to the Lender a Request for Increase of Project Mortgage for an increase of the Project Mortgage Commitment, substantially in the form of Schedule D hereto, together with an updated Approved Project Budget. The Lender shall advise the Borrowers, within five (5) Business Days of receipt of the request for an increase of a Project Mortgage Commitment, of the maximum aggregate principal amount, if any, of increase which the Lender approves for such Project Mortgage. The decision of the Lender as to whether to approve an increase of a Project Mortgage Commitment, and the amount of such increase, shall be made in its sole, absolute and unfettered discretion. The terms and conditions of any approved increase of any Project Mortgage Commitment approved by the Lender shall be communicated in writing pursuant to a Project Mortgage Commitment Increase Notice, substantially in the form of Schedule E hereto, and shall become effective upon execution thereof by the Lender.

(b)Provided that no Default or Event of Default has occurred and is continuing, by notice in writing to the Lender given no earlier than sixty (60) days, and not later than thirty (30) days, prior to the current Project Mortgage Maturity Date (the “Current Maturity Date”), the Project Borrower may request to extend the Current Maturity Date for an additional period equal to the earlier of (i) the Commitment Termination Date, and (ii) the date that is three hundred and sixty-five (365) days after the Current Maturity Date. Lender shall advise such Project Borrower in writing as to whether it consents to such requested extension.

2.4	Permitted Debt and Permitted Encumbrances

In the event that a Project Borrower has requested an increase of a Project Mortgage Commitment pursuant to Section 2.3 and the Lender has advised the Project Borrower that the Lender will not approve any increase in the Project Mortgage, then, to the extent that the Project Borrower obtains, from a Person other than the Lender, Property Financing for the Property in respect of which such Project Mortgage has been established, then such additional Property Financing shall be Permitted Debt and the Project Borrower and the other Project Credit Parties shall be permitted to grant to the Person providing such Property Financing a Lien by way of a charge and security interest against the relevant Property and the relevant Project only, provided that: (i) such Lien is subject to the first charge and security interests of the Lender against such Property and Project granted by the Project Credit Parties in respect of such Project Mortgage pursuant to the Security Documents; and (ii) such Person executes and delivers such agreements as may be required by the Lender to confirm the priority of the Security over the security granted to such Person and the postponement of rights of such Person under such security to the rights of the Lender under the Security. If such Person provides Property Financing in an amount sufficient to repay to the Lender all amounts outstanding under the Project Mortgage, together with interest accrued thereon, and the Project Borrower pays such amount to the Lender (such payment to include the replacement and cancellation of any outstanding Letters of Credit delivered under the Project Mortgage), then the Lender shall discharge the Project Mortgage or other first charge in favour of the Lender and shall otherwise discharge any security interests against the relevant Project to the extent necessary to enable the Project Borrower and other Project Credit Parties to grant first ranking security against such Property and such Project to the Person providing such Property Financing. In such case, the Project Credit Parties shall be permitted to grant to the Person providing such Property Financing a Lien by way of a first ranking charge and security interest against the relevant Property and the relevant Project.

2.5	Drawdown of Project Mortgages

(a)The Borrowers shall deliver to the Lender, prior to 10:00 a.m. on the third Business Day (or such later date as the Borrowers and the Lender may agree) prior to the date of each proposed Drawdown under a Project Mortgage Commitment, a duly completed Drawdown Notice.

(b)A Drawdown of an Advance under any one Project Mortgage may not be made more than once in any calendar month and may be made only on a Payment Date, unless otherwise agreed by the Borrowers and the Lender.

(c)The Borrowers shall not deliver a Drawdown Notice to the Lender under Section 2.5(a) if the amount of the Advance so requested, together with the aggregate principal amount of the Advances then outstanding under the Project Mortgage would exceed the lesser of the following amounts:

(i)

the aggregate Development Costs incurred to date, including amounts to be paid out of the proceeds of the Advance under such Drawdown Notice, in connection with the completion of the Project, less all applicable holdbacks; and

(ii)	the then authorized aggregate amount of the relevant Project Mortgage Commitment less the estimated Development Costs to complete the relevant Project.
2.6	Holdbacks under Project Mortgages

(a)To the extent the holdbacks required in accordance with the Construction Act are not provided for in the Drawdown Notice delivered by the Borrowers, the Lender shall be entitled (but not obligated) to deduct from any Advance under a Project Mortgage all holdbacks required by the Construction Act.

(b)With respect to any moneys held back by the Lender under Section 2.6(a) from a Project Borrower: upon notification to the Lender by the Borrowers as to the expiry of sixty (60) days after either: (i) the date on which a copy of the certificate by the Project Architect of the substantial performance (as defined in the Construction Act) of a construction contract for the relevant Project is published as provided in section 32 of the Construction Act; or (ii) the date on which a construction contract that constitutes a subcontract for the relevant Project is certified to have been completed as provided in section 33 of the Construction Act; the Borrowers shall be entitled to obtain, as an Advance under the Project Mortgage, a portion of the amounts held back equal to the amount which may then be released from the holdback in compliance with the provisions of the Construction Act provided that:

(i)

the Borrowers shall have satisfied the terms and conditions applicable to an Advance, including that the Drawdown Notice with respect to the Advance shall have been delivered to the Lender at least three (3) Business Days prior to the date of the Advance and shall establish that the conditions of this Section 2.6 have been satisfied; and

(ii)	there shall not be any claims for Liens registered against title to the Property in the Project nor shall the Lender have received notice of any such claim and the Borrowers shall have delivered to the Lender statutory declarations from all Persons entitled to payment under or through any of the construction contracts in question to the effect that, subject to receipt of the holdback amounts in question, they have been fully paid for the work completed to the date of the request for the Advance and waiving any rights they may have against the Lender in respect of non-payment for such work to that date.

(c)Notwithstanding the provisions of Section 2.6(b), the Borrowers shall be entitled to obtain, as an Advance, any amounts held back under Section 2.6(a) with respect to any construction contracts related to a Project if the Borrowers obtain and deliver to the Lender an unconditional irrevocable letter of credit issued by a Canadian Schedule 1 chartered bank in a form acceptable to the Lender insuring the Lender against any recourse from any Person entitled to a lien under such construction contracts, such letter of credit to be in an amount and upon such terms and conditions, including as to reinsurance, as may be reasonably acceptable to the Lender.

(d)If the Project is not located in Ontario, all references in this Section 2.6 to sections of, or terms defined in, the Construction Act shall be deemed to be modified to reflect comparable provisions in the applicable legislation of the Province in which the Project is located and the reference to expiry of sixty (60) days shall be further modified to provide for compliance with such legislation and to ensure that the Lender does not have any possible liability or loss as a result of non-compliance with such legislation.

2.7	Repayment of Project Mortgages

(a)Repayment from Cash. In respect of each Project and the Property comprising the Project, until the full amount of the principal amount outstanding under the Project Mortgage for such Project, together with all accrued and unpaid interest thereon, is repaid and originals of each unexpired Letter of Credit issued under the LC Commitment in respect of such Project or cash collateral (on terms and conditions satisfactory to the Lender) in lieu thereof has been delivered to the Lender, the Borrowers shall not distribute (or permit the distribution of) any cash in respect of such Project or the Property comprising the Project, except:

(i)	for payment of Operating Expenses in respect of such Property;
(ii)	in repayment of the Project Mortgage for such Property;
(iii)	for payment of Approved Obligations in respect of such Property;
(iv)	for payment of Taxes in respect of such Property;
(v)	for the payment of Permitted Fees in respect of such Property;
(vi)	for receipt of and retaining the Operations Manager Protection Sharing Amount in respect of such Property by the Operations Manager; and
(vii)	as may otherwise be approved pursuant to Section 2.7(b).

(b)Approval of Distributions Prior to Repayment. In respect of each Project and the Property comprising the Project, the Borrowers may distribute (or permit the distribution of)

any positive Net Cash Flow in respect of a Measurement Period after satisfaction of the payments under Section 2.7(a)(i) to 2.7(a)(vi) and Section 2.9 for such Project or the Property comprising the Project only upon satisfying each of the conditions set forth below to the satisfaction of the Lender, acting reasonably and following submission of a written request to the Lender in respect thereof (a “Distribution Request”) confirming each such condition has been satisfied and attaching:

(i)	evidence that the Loan to Value Ratio for the Property comprising the Project has not, and shall not exceed, seventy percent (70%);
(ii)

evidence that the applicable SmartStop Partners and Smart Partners in respect of such Project have approved the distribution that is the subject of the Distribution Request, pursuant to the terms of the governing Limited Partnership Agreement;

(iii)

certification by the Borrower that no Default or Event of Default shall have occurred and be continuing, nor shall the distribution of any cash (as per the Distribution Request) result in the occurrence of any Default or Event of Default; and

(iv)	any other information or documents reasonably requested by the Lender in respect of the Project or the Property comprising the Project.

(c)Repayment on Maturity. Except as may be expressly provided otherwise in the Project Mortgage Commitment, the Borrowers shall repay the full amount of the principal amount outstanding under each Project Mortgage, together with all accrued and unpaid interest thereon and deliver to the Lender originals of each unexpired Letter of Credit issued under the LC Commitment in respect of such Project or cash collateral (on terms and conditions satisfactory to the Lender) in lieu thereof, on the earliest of: (i) the Project Mortgage Maturity Date for such Project Mortgage; (ii) the date repayment is required pursuant to Sections 2.7(d) or 2.7(e); or (iii) the date Permanent Financing in respect of the Project is obtained, subject, in each case, to earlier acceleration in accordance with Article 8. In the event of a sale of a discrete part of or interest in any Property as contemplated by Section 5.4 then the Borrowers shall repay to the Lender the amount contemplated by Section 5.4.

(d)Repayment on Sale by Smart Partners. In the event that the Smart GP’s and the Smart LP’s interests in respect of a Project Borrower, or their respective interests in respect of the Project or the Property comprising such Project are sold, (other than as a result of the sale of a discrete part of the Property as specifically contemplated by Section 5.4), to the SmartStop GP, an Affiliate of the SmartStop GP or to a third party, all in accordance with the Project Documents for such Property, then, unless otherwise agreed by the Lender, in its sole discretion, the Borrowers shall repay the full amount of the principal amount outstanding under the Project Mortgage for such Property, together with all accrued and unpaid interest thereon and deliver to the Lender originals of each unexpired Letter of Credit issued under the LC Commitment in respect of such Project or cash collateral (on terms and conditions satisfactory to the Lender) in lieu thereof, on the date of closing of the sale of such Property and all Security Documents relating to such Project Mortgage Commitment shall concurrently be discharged and/or released, as applicable.

(e)Repayment on Sale by SmartStop Partners. In the event that (x) the SmartStop Partners or any of their Affiliates Transfer their interests in a Project Borrower, and

(y) the SmartStop Guarantee in respect of such Project is or will be terminated in connection with such Transfer, the Borrowers shall, subject to the provisions of Section 2.8 below, be required to repay the SmartStop Partners’ Proportionate Share (as defined in such Limited Partnership Agreement) of the outstanding principal amount of the relevant Project Mortgage advanced to the Borrowers for such Project, together with accrued and unpaid interest thereon and deliver to the Lender the SmartStop Partners’ Proportionate Share of the face amount of each unexpired Letter of Credit issued under the LC Commitment in respect of such Project, to be held as cash collateral (on terms and conditions satisfactory to the Lender) until delivery of each such Letter of Credit to the Lender, on the date of closing of such transfer and all Security Documents (other than in respect of such cash collateral, if any) relating to the SmartStop Partners and the SmartStop Guarantor for such Project Mortgage Commitment shall be discharged and/or released, as applicable; provided, that repayment of the SmartStop Partners’ Proportionate Share of the outstanding principal amount of the relevant Project Mortgage advanced to the Borrowers for such Project, together with accrued and unpaid interest thereon, and delivery of the SmartStop Partners’ Proportionate Share of the face amount of each unexpired Letter of Credit (until delivery of each such Letter of Credit to the Lender) shall not be required under this Section 2.7(e): (i) if the transferee is not an Affiliate of SmartStop and such transferee has assumed the obligations of such SmartStop Partner or such Affiliate under the applicable Project Mortgage Documents and the Commitment Agreement, the Lender has provided its prior written consent and the terms of such consent (including in respect of such transferees’ proposed guarantor), acting reasonably, and such transferees’ Affiliates, including such approved guarantor, have delivered such documents, agreements and instruments as required in respect of a Project Mortgage under this Commitment Agreement, to the satisfaction of the Lender, acting reasonably, or (ii) the Transfer of such interests is completed pursuant to Section 2.8 below.

2.8	Transfer to SmartStop Affiliate

In the event that any SmartStop Partners desire to Transfer their interests in a Project Borrower to an Affiliate of SmartStop (a “SmartStop Transferee”), where such Transfer is permitted under the applicable Limited Partnership Agreement, the following shall apply:

(a)	such SmartStop Partners shall provide notice in writing to the Lender providing particulars in respect of the proposed Transfer to the SmartStop Transferee (the “Transfer Notice”);
(b)

where the SmartStop Transferee is within the same Guarantor Group as the SmartStop Partners that propose to Transfer their interest in such Project Borrower, the SmartStop Partners and the SmartStop Transferee shall, and shall cause their Affiliates to, deliver all documents and instruments required to effect the Transfer, any confirmations of Guarantees and Security and such other Security, if any, as may be reasonably requested by the Lender, in each case so as to provide Security in respect of the Transfer consistent with that Security required under Sections 5.1 and 5.2 of this Commitment Agreement;

(c)

where the SmartStop Transferee is not within the same Guarantor Group as the SmartStop Partners that propose to Transfer their interest in such Project Borrower and have delivered such Transfer Notice, the SmartStop Partners and the SmartStop Transferee shall and shall cause their Affiliates to:

(i)

enter into a new commitment agreement (in each case, an “Other Project Commitment Agreement”) on the same terms and conditions as this Commitment Agreement, with the Lender and with the Affiliates of the SmartStop Transferee similarly situated to the Project Loan Parties of the applicable Project under this Commitment Agreement (the SmartStop Transferee, together with such Affiliates, the “Other PCA Project Credit Parties”);

(ii)

cause to be delivered any such security as may be reasonably required under the Other Project Commitment Agreement in respect of the Project subject to the Transfer, in substantially the same form as the existing Security Documents delivered hereunder so as to create new security in favour of the Lender, or to maintain the Lender’s existing security from the Other PCA Project Parties of the Project subject to the Transfer, as existed prior to the Transfer (the “Other PCA Security”). Any such additional Persons providing such Other PCA Security shall, for purposes of the Other Project Commitment Agreement, be included as “Project Credit Parties” and “Loan Parties” thereunder, and as defined in such Other Project Commitment Agreement, as applicable;

(iii)

cause to be delivered a new parent guarantee (the “Replacement Guarantee”) from the “SmartStop Guarantor” under (and as defined in) the Other Project Commitment Agreement, substantially in the same form as the existing SmartStop Guarantee delivered under this Commitment Agreement prior to the Transfer, except that the Replacement Guarantee shall expressly (i) guarantee the payment of any indebtedness and liabilities that arose prior to the Transfer under the Project Mortgage Documents in respect of the transferred Project and for which the Project Parties would have been liable under such Project Mortgage Documents notwithstanding that such Project Mortgage Documents may have been terminated as of the date of the Transfer of such Project and (ii) waive any defense that the new SmartStop Guarantor may raise based on the Transfer of such Project or the termination of such Project Mortgage Documents, the Lender hereby confirming and acknowledging that any Sponsored REIT or Internally Managed Sponsored REIT shall automatically qualify and is hereby approved as a “SmartStop Guarantor” to deliver such new parent guarantee;

(iv)

cause to be delivered by the SmartStop Transferee and the Other PCA Project Credit Parties, a Project Mortgage Commitment under (and as defined in) the Other Project Commitment Agreement (the “Other PCA Project Mortgage Commitment”);

(v)	upon delivery and execution of the Other Project Commitment Agreement, the Other PCA Project Mortgage Commitment, the Other PCA Security and the Replacement Guarantee:
(A)

the existing SmartStop Guarantee in place in respect of the Project prior to the Transfer shall be terminated in conjunction with the Transfer and the original SmartStop Guarantor prior to the Transfer shall be released from all of its obligations and liabilities pursuant to the existing SmartStop Guarantee that may arise following the Transfer;
(B)

any Loan Parties under this Commitment Agreement no longer providing Security to the Lender in respect of the Project subject to the Transfer shall be released from all of its obligations and liabilities pursuant to the original Security Documents delivered hereunder and such Security Documents shall be terminated in conjunction with the Transfer; and

(vi)

cause to be delivered any such other confirmations of guarantees and security, documents and instruments required to effect the Transfer as may be reasonably requested under the Other Project Commitment Agreement, in each case so as to provide Security in respect of the Transfer consistent with that Security required under Sections 5.1 and 5.2 of this Commitment Agreement; and

(d)	for greater certainty, each of the Lender and the Loan Parties confirms, acknowledges and agrees that:
(i)

any Security given in respect of a Project Mortgage, if Transferred within the same Guarantor Group as provided herein, shall secure the obligations under all of the Project Mortgage Documents entered into by all of the members of such Guarantor Group in respect of the Projects owned by the Guarantor Group under this Commitment Agreement;

(ii)

the Mortgage Commitment Amount under this Commitment Agreement shall be reduced by (a) the outstanding amount of the Project Mortgage on the Transferred Project if no further Advances were available under the Project Mortgage Commitment immediately prior to the Transfer and otherwise (b) the amount of the Project Mortgage Commitment for such Project, and the Mortgage Commitment Amount under (and as defined in) the Other PCA Project Mortgage Commitment shall be increased by such amount;

(iii)

in the event that there is a change in Control of the SmartStop Guarantor or any of its Affiliates including, for the avoidance of doubt, the SmartStop Partners (a “SmartStop Transaction”): (A) the consent of the Lender shall not be required for such SmartStop Transaction, and (B) the Lender shall reasonably cooperate with the SmartStop Partners in respect of the SmartStop Transaction in order to, upon request of the SmartStop Partners, replace the Guarantor Group, or otherwise effectuate any Transfer that may be necessary in order to carry out the purpose of the SmartStop Transaction, all at the expense of the SmartStop Partners, the Lender hereby confirming and acknowledging that any Sponsored REIT or Internally Managed Sponsored REIT shall automatically qualify, and is hereby approved as a “SmartStop Guarantor” to deliver any Replacement Guarantee required following any such SmartStop Transaction; and

(iv)	in no event shall: (A) the Security required in respect of any Project Mortgage Commitment under this Commitment Agreement secure any of the indebtedness, liabilities or obligations that arise under any Other Project Commitment Agreement, and (B) any Default or Event of Default under this Commitment Agreement constitute a “Default” or an “Event of Default” under and as defined in, any Other Project Commitment Agreements.

2.9	Mandatory Repayments from Net Cash Flow

In respect of each Project Borrower, its Project and the Property comprising such Project, until the full amount of the principal amount outstanding under the Project Mortgage for such Project, together with all accrued and unpaid interest thereon, is repaid and originals of each unexpired Letter of Credit issued under the LC Commitment in respect of such Project or cash collateral (on terms and conditions satisfactory to the Lender) in lieu thereof has been delivered to the Lender, for each Measurement Period during which a Project Borrower has positive Net Cash Flow, an amount equal to one hundred percent (100%) of the Net Cash Flow of such Project Borrower up to the aggregate amount of (x) interest accrued on the Advances made in respect of the Project, and (y) the amount of the Commitment Fee, if any, accrued in respect of such Project Mortgage Commitment, in each case during such Measurement Period, shall be paid by such Project Borrower to the Lender within the earlier of (x) thirty (30) days following the delivery to the Lender of the Project Borrower’s unaudited consolidated financial statements for such Measurement Period, and (y) sixty (60) days of the end of such Measurement Period, and shall be applied against such accrued interest and Commitment Fees. Any payment received after 10:00 a.m. on a Payment Date on which such amount is required to be repaid under this Commitment Agreement or any other Mortgage Document, whether due on such date pursuant to a Repayment Notice or otherwise, shall bear interest at an annual rate equal to the sum of: (i) one percent (1%); plus (ii) the greater of the Prime Rate and the applicable Interest Rate, for such date and for each subsequent day until paid. Such interest shall be determined daily, compounded monthly in arrears on the last Business Day of each calendar month in each year and payable on demand.

2.10	Voluntary Prepayment

The Borrowers at their option, by giving to the Lender an irrevocable notice of prepayment no later than three (3) Business Days prior to the date of prepayment (or such shorter period as the Borrowers and Lender may agree) which date of prepayment shall occur on a Payment Date, may prepay, without penalty, all or any portion of the Advances outstanding under any Project Mortgage in a minimum amount of Fifty Thousand Dollars (Cdn. $50,000) (or such lesser amount as is outstanding under such Project Mortgage or as the Borrowers and the Lender may agree), together with all accrued and unpaid interest thereon. Prepayment under any one Project Mortgage may be made not more than once in any calendar month, unless otherwise agreed by the Borrowers and the Lender. Notwithstanding the joint and several liability of the Borrowers to the Lender under the Mortgage Documents, the Lender shall apply any prepayment by a Borrower in the following order:

(a)	firstly, against the accrued and unpaid interest on Advances made to the paying Borrower under the relevant Project Mortgage which has not yet been capitalized;
(b)	secondly, against all outstanding principal amount of Advances made to the paying Borrower under the relevant Project Mortgage;

(c)

thirdly, against accrued and unpaid interest on all other Advances made pursuant to all other Project Mortgages which have not yet been capitalized (proportionately based on the aggregate amount of such unpaid interest under all other Project Mortgages);

(d)

fourthly, against the outstanding principal amount of all Advances made under all other Project Mortgages (proportionately based on the aggregate principal amount outstanding under all other Project Mortgages); and

(e)	fifthly, return of any excess to the paying Borrower.

Any amounts which are prepaid pursuant to this Section 2.10 in respect of a Project Mortgage may not be reborrowed under such Project Mortgage but may be reborrowed under another Project Mortgage in accordance with the provisions of the Commitment Agreement and the Project Mortgage. Such repaid amount shall form part of the undrawn Mortgage Commitment of the Lender.

2.11	Interest on Advances

(a)Interest on each Advance shall accrue at a rate per annum equal to the Interest Rate in effect from time to time for such Project Mortgage during the period of time that the Advance is outstanding until the Payment Date on or following the date of repayment in accordance with the terms of this Commitment Agreement. Such interest shall be payable in Canadian Dollars and shall be calculated for each Interest Period from and including the Drawdown Date for such Advance to but excluding the day of repayment of such Advance and shall be calculated on the principal amount of the Advance outstanding during each such Interest Period and on the basis of a year of three hundred and sixty-five (365) days. Changes in the Base Rate shall cause an automatic and immediate adjustment of the Interest Rate payable on Advances without the necessity of any notice to the Borrowers. Without limiting the generality of the foregoing, the Interest Rate shall be adjusted automatically on each Interest Determination Date and shall be applied retroactively from and including the first day of each Interest Period and prospectively to and including the last day of each Interest Period, such that, unless otherwise specified in a Project Mortgage Commitment, the applicable Interest Rate for each Advance thereunder shall be determined on the first Interest Determination Date following the initial Advance thereunder based on the Base Rate on such Interest Determination Date and shall thereafter be adjusted on the next following Interest Determination Date based on the Base Rate on such Interest Determination Date.

(b)Subject to Section 2.9, interest accrued on each Advance under each Project Mortgage shall be capitalized on the last day of each Interest Period. The outstanding principal amount of each Advance in respect of which interest has been capitalized shall be increased by the amount of such interest so capitalized. Such increased outstanding principal amount of the Advance shall bear interest at the Interest Rate applicable to the relevant Advance from time to time as provided in this Section 2.11. Interest under any Project Mortgage shall continue to accrue until the full and irrevocable payment in full of all Advances thereunder, together with all capitalized interest thereon and shall be payable, in full, together with the outstanding principal amount of all Advances under such Project Mortgage on the Project Mortgage Maturity Date of such Project Mortgage.

2.12	Letters of Credit

(a)The Lender agrees, at the request of the Borrowers, to cause to be delivered to the Borrowers in connection with a Project Mortgage or to the beneficiary designated by the Borrowers, an irrevocable Letter of Credit denominated in Canadian Dollars and issued by a Canadian chartered bank or other financial institution (the “LC Issuer”). Letters of Credit are only available under the LC Commitment and the aggregate face amount of all outstanding Letters of Credit issued by the LC Issuer shall at no time exceed the LC Sublimit.

(b)The Borrowers shall deliver to the Lender, prior to 10:00 a.m. on the third Business Day (or such later date as the Borrowers and the Lender may agree) prior to each proposed Drawdown under the Mortgage Commitment, a duly completed Drawdown Notice. The Drawdown Notice shall be irrevocable and binding on the Borrowers and shall specify (i) the requested date of the requested Letter of Credit; (ii) the type of Letter of Credit; (iii) the face amount of the Letter of Credit; (iv) the expiration date of the Letter of Credit (which expiration date shall not exceed three hundred and sixty-five (365) days from the issue date subject to such extensions thereof of not more than three hundred and sixty-five (365) days as may be notified by the Borrowers to the Lender not later than 10:00 a.m. on the third Business Day prior to any such extension); and (vi) the name and address of the beneficiary.

(c)In the event that the LC Issuer is called upon by a beneficiary to honour such Letter of Credit, and the Lender is obliged to pay the LC Issuer an amount sufficient to permit the LC Issuer to discharge its obligations under such Letter of Credit or to reimburse such LC Issuer for payments made under such Letter of Credit, the Lender shall give written notice to the Borrowers of such obligations and the Borrowers shall provide to the Lender, within one Business Day of receipt of such notice, an amount equal to the amount required to be paid by the Lender to the LC Issuer. Any amount not so paid by the Borrowers to the Lender shall constitute an Outstanding Advance, payable on demand, and shall bear interest at an annual rate equal to the sum of: (i) one percent (1%); plus (ii) the greater of the Prime Rate and the applicable Interest Rate. Such interest shall be determined daily, compounded monthly in arrears on the last Business Day of each calendar month in each year and payable on demand.

(d)At the time of delivery of an invoice from the Lender to the Project Borrower on behalf of which Letter of Credit is issued pursuant to Section 2.12(a), the Borrowers, shall pay to the Lender the fees and expenses paid or due and payable to the LC Issuer in respect of such Letter of Credit from time to time.

(e)The Borrowers shall indemnify the Lender against any and all costs and expenses which the Lender may incur or sustain by reason of or arising in any way whatsoever in connection with the provision of Letters of Credit to the Borrowers and which costs and expenses are not included in amounts payable by the Borrowers to the Lender pursuant to Sections 2.12(a) to and including (d).

2.13	Method and Place of Payment

(a)Each payment to be made by the Borrowers under this Commitment Agreement shall be made without deduction, set-off or counterclaim.

(b)All payments of principal and interest hereunder shall be made for value at or before 10:00 am on the Payment Date upon which such amount is due by wire transfer thereof to the following account of the Lender: Swift code: TDOMCATTTOR, Account Number: 1020-

5590780, or such other account as the Lender may from time to time advise the Borrowers. Payments received after such time shall be deemed to have been made on the next following Business Day. Any payment received after 10:00 am on a Payment Date shall bear interest as provide in Section 2.11.

2.14	Execution of Notices

Unless otherwise provided herein, (i) each Project Mortgage Request shall be made by one or more Borrowers, (ii) each Drawdown Notice, request for increase, notice of cancellation and each other notice, request, demand or other communication to be given to the Lender by the Borrowers hereunder in respect of a Project Mortgage or the related Project, shall be executed by the Project Borrower in respect of such Project and (iii) each other notice, request, demand or other communication to be given to the Lender by the Borrowers hereunder, shall be executed by one or more Borrowers. Each Borrower hereby appoints each other Borrower as its agent under this Commitment Agreement and each of the other Mortgage Documents and grants each other Borrower the authority to act on its behalf and to execute and deliver each notice, request, demand or other communication to be given to the Lender by the Borrowers hereunder and under each of the Mortgage Documents, for or on its behalf and agrees to be bound thereby as if each such Borrower were an original signatory to each such notice, request, demand or other communication.

2.15	Evidence of Indebtedness

The Lender shall open and maintain books of account evidencing all Advances and all other amounts owing by the Borrowers to the Lender hereunder. The Lender shall enter in the foregoing accounts details of every Drawdown Date in respect of each Advance issued and of all amounts from time to time owing or paid by the Borrowers to the Lender hereunder, the amounts of principal, interest and fees payable from time to time hereunder and the unused portion of the commitment of the Lender hereunder available to be drawn down by the Borrowers. The information entered in the foregoing accounts shall constitute, in the absence of manifest error, prima facie evidence of the obligations of the Borrowers to the Lender hereunder, the date the Lender made each Advance available to the Borrowers and the amounts the Borrowers have paid from time to time on account of the principal of, interest on and fees related to the Advances. The Lender’s books of accounts shall evidence all amounts owing or paid separately for the Project Borrowers on and after the date hereof; however, such separate entries shall in no way affect the joint and several liability of the Borrowers to the Lender hereunder.

2.16	Interest on Unpaid Costs and Expenses

Unless the payment of interest is otherwise specifically provided for herein, where the Borrowers fail to pay any amount required to be paid by the Borrowers hereunder when due, having received notice that such amount is due, the Borrowers shall pay interest on such unpaid amount, including overdue interest from the time such amount is due until paid at an annual rate equal to the sum of: (i) one percent (1%); plus (ii) the greater of the Prime Rate and the applicable Interest Rate. Such interest shall be determined daily, compounded monthly in arrears on the last Business Day of each calendar month in each year and payable on demand.

2.17	Criminal Rate of Interest

Notwithstanding the foregoing provisions of this Article 2, none of the Borrowers shall in any event be obliged to make any payments of interest or other amounts payable to the Lender hereunder in excess of an amount or rate which would be prohibited by law or would result in the receipt by the Lender of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)).

2.18	Interest Act Equivalency

For the purposes of this Commitment Agreement, whenever any interest is calculated on the basis of a period of time other than a calendar year, the annual rate of interest to which each rate of interest determined pursuant to such calculation is equivalent for the purposes of the Interest Act (Canada) is such rate as so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by the number of days used in the basis of such determination.

2.19	Accordion

The Borrowers shall have the right, from time to time, to increase the Mortgage Commitment to up to One Hundred Twenty Million Dollars ($120,000,000), subject to the following conditions:

(a)The amount of the Mortgage Commitment under this Commitment Agreement and the amount of the “Mortgage Commitment” under (and as defined) in any Other Project Commitment Agreements shall not exceed One Hundred Twenty Million Dollars ($120,000,000) in the aggregate;

(b)Each such increase shall be in a minimum amount of Ten Million Dollars (Cdn. $10,000,000) and in increments of Five Million Dollars (Cdn. $5,000,000).

(c)The Borrowers shall, on a Business Day that is no later than one hundred and eighty (180) days prior to the Commitment Termination Date and no later than thirty-five (35) days prior to the date of the proposed increase, deliver to the Lender a notice specifying the proposed increase to the Mortgage Commitment (the “Mortgage Commitment Increase”) and certifying (i) that no Default or Event of Default has occurred and is continuing or will occur by the Mortgage Commitment Increase, (ii) as to the proposed use of the Mortgage Commitment Increase by any corresponding increases requested under Section 2.3 in respect of any outstanding Project Mortgages, and (iii) after giving effect to any amounts drawn pursuant to the increases in Project Mortgage Commitments referred to in (ii), such Project Borrowers will remain in compliance with the financial covenants contained in Section 7.3.

(d)The Guarantors shall deliver to the Lender a confirmation of their guarantees in respect of the Borrowers’ obligations under the Mortgage Documents, as increased pursuant to the provisions of this Section 2.19.

(e)The Borrowers shall cause to be delivered to the Lender such opinions of counsel as the Lender may require, acting reasonably.

Upon its confirmation of the satisfaction of the foregoing conditions, the Lender may, in its sole and absolute discretion, determine to deliver to the Borrowers written confirmation of the

Mortgage Commitment, including the Mortgage Commitment Increase. The Mortgage Commitment Increase will become effective the next Business Day following delivery by the Lender thereof to the Borrowers.

2.20	Fees

(a)In consideration of the Lender providing the Mortgage Commitment pursuant to the terms of this Commitment Agreement, (i) on the Effective Date, the Borrowers will pay the Lender an upfront fee in the amount of Sixty Thousand Dollars ($60,000), (ii) on the effective date of each extension of the Commitment Termination Date, a fee in an amount, and on terms and conditions, agreed to in writing by the Lender and the Borrowers, and (iii) on the date of each increase in the amount of the Mortgage Commitment, a fee in an amount, and on terms and conditions, agreed to in writing by the Lender and the Borrowers.

(b)In consideration of the Lender structuring and arranging the Mortgage Commitment, the Borrowers will pay to the Lender (i) on the Effective Date an arrangement fee in the amount of Fifty Thousand Dollars ($50,000), and (ii) on the date of each one-year extension of the Commitment Termination Date or the date of each increase in the amount of the Mortgage Commitment, such applicable fees payable under the Senior Credit Facility.

(c)The Borrowers shall pay the Lender accrued during each Fiscal Quarter, including the first and last day of such Fiscal Quarter (or for the first payment of the Commitment Fee under this Agreement, commencing on the date hereof and for the final payment of the Commitment Fee under this Agreement, from the first day of the final Fiscal Quarter or portion thereof and ending on the Commitment Termination Date), the Commitment Fee, in arrears on the fifth Business Day following the last day of each Fiscal Quarter, and on the Commitment Termination Date.

Article 3
CHANGE OF CIRCUMSTANCES
AND INDEMNIFICATION

3.1	Increased Costs

In the event of: (i) any Applicable Law coming into force after the date hereof; (ii) any change in any existing Applicable Law, or in the interpretation or application thereof by any court or by any governmental or other authority or entity charged with the administration thereof; or (iii) compliance by the Lender with any direction, request or requirement (whether or not having the force of law) of any governmental or other authority or entity charged with the administration of any Applicable Law (each such event being hereinafter referred to as a “change in law”) which now or hereafter:

(a)

subjects (whether directly, or as a result of any withholding or deduction by the Borrowers) the Lender to any Tax or changes the basis of taxation, or increases any existing Tax (in each case, except for the coming into force of any tax or change in the basis of taxation or manner of collection of any tax in respect of or the change in the rate of Tax charged on income or capital of the Lender as a whole and including any other Tax that is payable by the Lender on, or required by Applicable Law to be withheld by the Borrowers from, any Additional Compensation), on payments of principal, interest or other amounts payable by the Borrowers to the Lender under any Mortgage Document or on or by reference to the amount of any Advances made or to be made by the Lender hereunder under any Project Mortgage or on or by reference to the LC Commitment or Mortgage Commitment of the Lender under any Project Mortgage, or

(b)

imposes, modifies or deems applicable any reserve, special deposit or similar requirements or otherwise imposes any cost on the Lender in funding or maintaining all or any of the Advances or its LC Commitment or Mortgage Commitment or any Project Mortgage Commitment, or

(c)

will have the effect of increasing the amount of overall capital required to be maintained by the Lender, taking into account the existence of the Lender’s participation in any Advance under any Project Mortgage or any of its obligations under any Mortgage Document (including, without limitation, all or any part of its LC Commitment or Mortgage Commitment), and the result of any of the foregoing is to increase the cost to the Lender, reduce the income receivable by it or reduce the effective return on the capital of the Lender in respect of any Advances and/or its LC Commitment or Mortgage Commitment to an extent which the Lender does not believe to be de minimis, the Lender shall give notice thereof to the Borrowers (herein called a “Notice of Amount”) stating the event by reason of which it believes it is entitled to Additional Compensation, such cost and/or such reduction in such return (or such proportion of such reduction as is, in the reasonable and bona fide opinion of the Lender, attributable to its obligations hereunder) the amount of such Additional Compensation incurred by the Lender and supplying reasonable supporting evidence (including, in the event of change of Applicable Law, a photocopy of the Applicable Law evidencing such change) together with a certificate of a duly authorized officer of the Lender setting forth the Additional Compensation and the basis of calculation of such Additional Compensation; provided that the Lender shall not be required to disclose any information required to be kept confidential by Applicable Law. In the event the Lender subsequently recovers all or part of the Additional Compensation paid by the a Borrower, it shall repay an equal amount to such Borrower. The Borrowers shall pay to the Lender, within ten (10) Business Days of the date of receipt of any Notice of Amount, the amount specified in such Notice of Amount (in this Article 3 referred to as “Additional Compensation”). The obligation to pay such Additional Compensation for subsequent periods will continue until the earlier of termination of the Advance or the Mortgage Commitment or LC Commitment affected by the change in law or the lapse or cessation of the change in law giving rise to the initial Additional Compensation. The Lender shall make reasonable efforts to limit the incidence of any such Additional Compensation and seek recovery for the account of the Borrowers upon the applicable Borrowers’ request at the Borrowers’ expense, provided the Lender in its reasonable determination suffers no economic, legal, regulatory or other disadvantage.

3.2	Illegality

If, with respect to the Lender, the implementation of any existing provision of Applicable Law or the adoption of any Applicable Law, or any change therein or in the interpretation or application thereof by any court or by any statutory board or commission now or hereafter makes it unlawful for the Lender to make, fund or maintain all or any portion of an Outstanding Advance, to maintain all or any part of its LC Commitment or Mortgage Commitment or any Project Mortgage Commitment hereunder or to give effect to its obligations in respect of all or any portion of an Outstanding Advance, the Lender may, by written notice thereof to the Borrowers (supported, at the request and expense of the Borrowers by an opinion of the Lender’s counsel), declare the obligations of the Lender under this Commitment Agreement to be terminated whereupon the same shall forthwith terminate, and the Borrowers shall repay within the time required by such law (or as promptly as practicable if already unlawful or at the end of such longer period, if any, as the Lender in its bona fide opinion may agree) the principal of the Advances made by the Lender, together with all interest accrued thereon. If any such change shall affect only that portion of the Lender’s obligations under this Commitment Agreement that is, in the bona fide opinion of the Lender, severable from the remainder of this Commitment Agreement so that the remainder of this Commitment Agreement may be continued in full force and effect without otherwise affecting any of the obligations of the Lender or the Borrowers hereunder, the Lender shall declare its obligations under only that portion so terminated.

Article 4
CONDITIONS TO CLOSING AND DRAWDOWNS

4.1	Conditions for Closing

The following conditions shall be satisfied by the Borrowers on or prior to the first Drawdown under the Project Mortgages established as of the Effective Date:

(a)

this Commitment Agreement, in form and on terms satisfactory to the Lender, shall have been duly authorized, executed and delivered to the Lender by each of the Original Borrowers and shall constitute legal, valid and binding obligations of each of the Original Borrowers;

(b)

each of the conditions precedent with respect to a Project Mortgage shall be met to the satisfaction of the Lender with respect to each of the Original Borrowers, and the Project Mortgage Commitments made to the Borrowers in respect of the Original Borrowers’ Projects;

(c)

the representations and warranties set forth in Section 6.1 shall be true and correct in all material respects on and as of the Effective Date, (other than those made as of an earlier date, each of which shall be true and correct in all material respects on and as of such earlier date) both before and after giving effect to any Drawdown of an Advance on such date and to the application of proceeds therefrom, by reference to the facts and circumstances then existing and the Original Borrowers shall have delivered a certificate of their respective senior officers to such effect;

(d)

no Default or Event of Default shall have occurred and be continuing, nor shall any such event occur as a result of making any Advances or the application of proceeds therefrom and the Original Borrowers shall have delivered a certificate of their respective senior officers to such effect; and

(e)

all proceedings to be taken by each of the Original Borrowers, the Investors Committee under and as defined in the Framework Agreement, the Investors and each of the parties to the Project Documents entered into in connection with the Original Borrowers’ Projects, as applicable in connection with the transactions contemplated by this Commitment Agreement and under such Project Documents shall be reasonably satisfactory in form and substance to the Lender, and the Lender shall have received copies of all documents (not otherwise required under this Section 4.1) from each of the Borrowers which the Lender may reasonably request in connection with said transactions.

4.2	Conditions for First Drawdown under Each Project Mortgage Commitment

In addition to the Project Mortgage Request and the other documentation required to be delivered by the Borrowers to the Lender pursuant to Section 2.2, if a Project Borrower wishes to obtain the first Advance under the Project Mortgage Commitment to such Project Borrower, or if the Borrowers wish to add an Additional Project Borrower and to obtain the first Advance under the Project Mortgage Commitment to such Additional Project Borrower, the Borrowers shall have satisfied each of the following conditions precedent, to the satisfaction of the Lender, in its sole absolute discretion:

(a)

a certified copy of (i) the Organizational Documents of each Project Credit Party; (ii) the resolutions of the board of directors (or any duly authorized committee thereof) or of the shareholders or partners, as the case may be (or the equivalent thereof), of each Project Credit Party approving the Mortgage Commitment, the Project Mortgage Commitment and other matters contemplated by this Commitment Agreement and approving the entering into of this Commitment Agreement (including, in respect of an Additional Project Borrower, by way of an Accession Agreement) and all other Mortgage Documents to which it is a party and the completion of all transactions contemplated thereunder; (iii) all other instruments evidencing necessary action of each Project Credit Party and of any required authorization with respect to such matters; and (iv) the names and true signatures of its officers authorized to sign this Commitment Agreement or, in the case of an Additional Project Borrower, an Accession Agreement, and the other Mortgage Documents manually or by mechanical means;

(b)

a certificate of status, compliance, good standing or like certificate with respect to each Project Credit Party issued by the appropriate governmental authority in the jurisdiction of its incorporation or creation;

(c)	Project Borrower shall have delivered to the Lender a certified copy of each duly authorized, executed and delivered Project Document;
(d)	execution and delivery to the Lender of this Commitment Agreement, or in the case of an Additional Project Borrower, the Accession Agreement;
(e)	execution and delivery to the Lender of the Security Documents by each Project Credit Party;
(f)	execution and delivery of a SmartStop Guarantee, together with certificates and legal opinions in respect thereof referred to in subparagraphs (a) and (i) respectively of this Section 4.2;
(g)

evidence of registration in the necessary jurisdictions of the Liens or notices thereof created by the Security Documents in favour of the Lender in order to preserve or protect such Liens or other arrangements for effecting such registrations acceptable to the Lenders together with all searches necessary in connection herewith;

(h)

all fees and expenses (including the reasonable legal fees and disbursements of Lender’s Counsel, including for certainty such applicable fees described in Section 9.1) then payable under the Mortgage Documents shall have been paid in full in the currency specified in the relevant invoice therefor;

(i)	opinions of counsel to the Project Borrower and to each other Loan Party, in form and terms satisfactory to the Lender, acting reasonably;
(j)	satisfactory evidence that the Lender shall have a valid and perfected first priority security interest in the Project Collateral, subject to Permitted Encumbrances;
(k)

all filing and recording fees and taxes shall have been duly paid and any surveys, landlord waivers and access letters requested by the Lender with respect to material real property interests of the Project Borrower and each other Project Credit Party shall have been duly obtained;

(l)

the Lender shall be satisfied with the amount, types and terms and conditions of all insurance maintained by the Project Borrower and the Lender shall have received (i) an insurance broker’s letter satisfactory to the Lender with respect to the adequacy of insurance maintained and compliance thereof with the requirements of the Mortgage Documents and (ii) endorsements naming the Lender as an additional insured or loss payee, as the case may be, under all insurance policies to be maintained with respect to the properties of the Project Borrower;

(m)

the representations and warranties in Section 6.1 shall be true and correct in all material respects on and as of such date as though made on and as of such date (other than those made as of an earlier date);

(n)

no Default or Event of Default shall have occurred and be continuing, nor shall adding such JV Limited Partnership as an Additional Project Borrower result in the occurrence of any Default or Event of Default;

(o)	there shall not have occurred or become known any event or condition which would reasonably be expected to have a Material Adverse Effect;
(p)

copies of search reports, as agreed upon by counsel to the Lender and the Borrower, each acting reasonably, current as of a date reasonably near to the date of the first Advance under the Project Mortgage Commitment, listing all effective financing statements which name any Project Credit Party (under its present name and any previous names) as the debtor, together with copies of such financing statements (none of which shall, except with respect to Permitted Encumbrances, evidence a Lien on any Project Collateral);

(q)

releases and discharges (in registrable form where appropriate), covering all Liens affecting the Project Collateral of the Loan Parties which are not Permitted Encumbrances in all applicable jurisdictions, and all statements and acknowledgments that are reasonably required in respect of other security interests of any Loan Party affecting the Project Collateral to confirm that they are Permitted Encumbrances;

(r)

the Lender being reasonably satisfied that all material approvals and consents have been obtained in order to complete the transactions contemplated by the Mortgage Documents entered into in connection with the Project Mortgage Commitment;

(s)

building permits and development and zoning approvals respecting the Project which are then available to the Borrowers, have been issued, or evidence satisfactory to the Lender, acting reasonably, that all such permits and approvals will be issued as required;

(t)

the Lender being satisfied that there is no pending or, to its actual knowledge, threatened judicial, administrative or other proceedings, investigations or litigation which seek to adjourn, delay, enjoin, prohibit or impose material limitations on any aspect of the transactions contemplated by the Mortgage Documents or which has, or could reasonably be expected to have a Material Adverse Effect;

(u)

mortgagee’s title insurance policy or commitment in favour of the Lender insuring that title to the Property comprising each Project (if owned or leased by a Project Credit Party) purported to be covered by each registered fixed charge under the Security is marketable and that the interests created by such registered fixed charge constitute a valid first Lien thereon free and clear of all defects and Liens other than Permitted Encumbrances, (i) in an amount not less than one hundred percent (100%) of aggregate of the Project Mortgage Commitments under this Agreement; (ii) insured by such title insurer selected by the Project Borrower and satisfactory to the Lender acting reasonably; (iii) in a form and substance consistent with lenders’ policies typically issued in the relevant jurisdiction; and (iv) containing such endorsements and exclusions as may be required by the Lender acting reasonably;

(v)	a landlord waiver/ leasehold mortgage agreement in respect of the Property (if leased by a Project Credit Party);
(w)

copies of all existing material environmental reports including environmental and compliance audits in respect of the Property and, if any such reports have been prepared more than one year prior to the date of the Project Mortgage Commitment or if there shall be no environmental report in respect of the Property, the Additional Project Borrower shall have new environmental site assessments and compliance audits conducted in respect of the Property and shall deliver to the Lender a report of the environmental assessor in respect thereof, in each case, confirming that the Property is in compliance with applicable Environmental Laws;

(x)

the Lender shall have completed its legal and financial due diligence with results satisfactory to it, including evidence that the Loan to Value Ratio in respect of the Property comprising the Project does not, and shall at no time, exceed seventy percent (70%);

(y)

the JV Limited Partnership shall have provided all information to the Lender and shall have done all other things, in each case as may be requested by the Lender, in order to enable the Lender to (A) comply with its obligations under any applicable anti-money laundering legislation, and (B) to demonstrate compliance with all applicable anti-money laundering legislation;
(z)

the JV Limited Partnership must obtain the prior written consent of the Lender to add such JV Limited Partnership as an Additional Project Borrower under this Commitment Agreement, which consent may be provided in a Project Mortgage Commitment; and

(aa)	such other documents as the Lender may reasonably request.
4.3	Conditions for All Drawdowns

The following conditions shall be satisfied by the Borrowers at or prior to the time of each Drawdown of an Advance under a Project Mortgage:

(a)

the representations and warranties set forth in Section 6.1 shall be deemed to have been given on the Drawdown Date and shall be, mutatis mutandis, true and correct in all material respects on and as of the Drawdown Date (other than those made as of an earlier date, each of which shall be true and correct in all material respects on and as of such earlier date), both before and after giving effect to the Drawdown of such Advance and to the application of proceeds therefrom, by reference to the facts and circumstances then existing and assuming that each of such representations and warranties and the Schedules referred to herein had been amended to reflect any notices provided by the Borrowers to the Lender in respect of the matters dealt with therein;

(b)	no Default or Event of Default shall have occurred and be continuing, nor shall any such event occur as a result of making the Advances or the application of proceeds therefrom; and
(c)	the Borrowers shall have delivered to the Lender the following additional documents:
(i)	a Drawdown Notice, including, certification as to:
(A)	the total Development Costs, including soft costs, incurred to date with respect to the Project on a line-by-line basis;
(B)

the estimated total Development Costs to complete construction of the Project on a line-by-line basis and that such amount does not exceed the estimated Development Costs to complete the Project as set forth in the Approved Project Budget;

(C)	the Development Costs incurred or to be incurred in the current calendar month and to be paid with the proceeds of the Drawdown requested on the Drawdown Date;
(D)	that all construction to date is substantially in accordance with the plans and specifications for the Project previously delivered to the Lender, including, without limitation, the Project Plan;

(E)

all Permits necessary for carrying out the Project and required at that time have been obtained and no Permit necessary for carrying out of the Project or a material part thereof has been revoked, suspended or terminated;

(F)

the Loan to Value Ratio is not greater than seventy percent (70%) and attaching thereto evidence satisfactory to the Lender, acting reasonably, of the calculations and determinations relied on by the Project Borrower in the respect thereof;

(G)	no Funding Shortfall exists;
(H)	no Liens, other than Permitted Encumbrances, have been registered against the Project Borrower or the Property comprising the Project;
(I)	all fees, costs and expenses due and payable under the Mortgage Documents have been paid in full;
(J)	the estimated date on which Substantial Completion will be achieved;
(ii)	such additional documents respecting borrowings under the Project Mortgage and obligations under the Mortgage Documents as the Lender may reasonably require;
(iii)

a statutory declaration executed by the general contractor(s) entitled to payment from the proceeds of the Drawdown in CCDC Form 9A with respect to the one month period during which the Development Costs to be paid with such Drawdown have been, or will be, incurred; and

(iv)

a title sub-search report in respect of the Property confirming that no Liens (other than Permitted Encumbrances) have been registered against title to the Property under the Construction Act, or if there exists any such Lien, such Liens have been bonded, collateralized or vacated.

4.4	Waiver of Conditions

The conditions set forth in Sections 4.1, 4.2 and 4.3 are inserted for the sole benefit of the Lender and may, at any time, be waived by the Lender in whole or in part, with or without terms or conditions.

Article 5
SECURITY

5.1	Security Documents

As security for all Advances made to a Project Borrower and to the other Borrowers under the Project Mortgages, this Commitment Agreement and the other Mortgage Documents and as security for all its other liability, indebtedness and obligations, both present and future, under each Project Mortgage under this Commitment Agreement and under the other Mortgage Documents hereunder, such Project Borrower shall deliver, and cause each applicable Nominee, the other Project Credit Parties and Guarantors to deliver, to the Lender the following documents, as required by the Lender, in respect of each Project (collectively, the “Security Documents”):

(a)	the Mortgage for the Project;
(b)	the General Assignment of Leases and Rents for the Project;
(c)	the General Security Agreements for the Project;
(d)	the Pledge Agreements for the Project;
(e)	the Specific Assignment for the Project;
(f)	the Guarantees for the Project;
(g)	the SmartStop Guarantee for the Project;
(h)	the Limited Recourse Guarantees for the Project;
(i)	the Beneficial Owner Agreement; and
(j)

such other documents as the Lender may now or hereafter reasonably require to give effect to, register and perfect the security interests created by the documents referred to in this Section 5.1, in the jurisdiction where such charged assets are located.

5.2	Additional Security Documents

Without limitation of the conditions precedent to a Project Mortgage Commitment in Section 4.2 the Borrowers shall, and shall cause each other applicable Loan Party to (i) execute and deliver all such further documentation as may be reasonably necessary from time to time to permit the Lender, to take, register and perfect and maintain security interests to which the Lender is entitled pursuant to Section 5.1 in any property or assets presently owned and after acquired property of the Project Credit Parties and (ii) execute and deliver and register at its expense, such instruments supplemental to the said Security Documents in form and substance satisfactory to the Lender, acting reasonably as may be necessary or desirable to ensure that the Security Documents constitute in favour of the Lender an effective first fixed charge (subject to the Permitted Encumbrances) over any after-acquired property which the Lender is entitled to secure pursuant to Section 5.1.

The Borrowers will, not later than thirty (30) days after the end of each calendar month in which an instrument supplemental to the relevant Security Documents has been executed in accordance with this Section 5.2, furnish to the Lender an opinion of counsel to the Borrowers, in respect of such supplemental instruments, in form and terms satisfactory to the Lender, acting reasonably.

5.3	Discharge of Security

The Lender agrees to discharge the Security, at the Borrowers’ expense, forthwith after all indebtedness and liability hereunder and under the other Mortgage Documents have been paid in full and the Borrowers have delivered to the Lender originals of each unexpired Letter of Credit issued under the LC Commitment in respect of such Project or cash collateral (on terms and conditions satisfactory to the Lender) in lieu thereof; provided that no formal action, suit or proceeding has been initiated or threatened against the Lender in respect of a claim with respect to which there exists an indemnity from the Borrowers in favour of the Lender.

5.4	Discharges

The Borrowers shall, at any time and from time to time upon twenty (20) Business Days’ notice to the Lender accompanied by a request (which request shall include all relevant background information in connection therewith and all proposed documentation), be entitled to obtain from the Lender an agreement, in registrable form and otherwise reasonably satisfactory to the Borrowers, partially discharging or postponing the charge created by the Security in respect of a particular Project or allowing for other security interests to rank pari passu with the Security in respect of a particular Project, or the Lender will consent to and, if required, join in (to the extent only of its interest in the relevant Property as a secured party, including any required postponement or partial discharge of the Security in respect of a particular Property) any agreements presently existing or in the future required in connection with the development and operation of a Project and the Improvements erected or to be erected thereon, in each case as may be appropriate in the circumstances (which shall be determined by the Lender, acting reasonably and provided that in no event shall the Lender have any obligations or liability under the relevant agreement, unless it takes ownership of the relevant Property, and then only for the period of such ownership), for any of the following purposes:

(a)

to allow for the conveyance of or creation of other interests in land to a governmental or quasi-governmental authority which do not materially detract from the value of the Project or materially impair its use or operation;

(b)

as required in connection with any agreements with municipal or other governmental or public authorities as may be reasonably required in connection with the zoning, construction, development, leasing or redevelopment of the Property comprising the Project (“Municipal Agreements”);

(c)

any easements, rights-of-way, restrictions or similar rights with respect to a Project reasonably required to implement any Municipal Agreements or any development or operating agreement or to provide for the shared benefit or use of services, areas, structures and facilities either within a Project or lands abutting the Property comprising the Project; and

(d)

any agreements with one or more owners of lands abutting the Property comprising the Project providing for or dealing with the integration, shared services, areas, structures and facilities and other inter-dependencies or other inter-relationships between the Project and any such other parties, or the development and operation of the Project or more than one component thereof as an integrated development;

provided that, in the case of paragraphs (a) through (d) above, the same will not, in the opinion of the Lender and the Lender’s Counsel, each acting reasonably, materially adversely affect the Security in respect of the relevant Project or the value or use of such Project or the Project Collateral. All reasonable costs and expenses incurred by the Lender, whether administrative, legal or consultative, with regard to reviewing and responding to the requested consent or Agreement pursuant to this Section 5.4 shall be for the account of and paid by the Borrowers. In addition to the foregoing, the Lender shall deliver to the Borrowers an agreement in registrable form and otherwise reasonably satisfactory to the Borrowers discharging or postponing the charge created by the Security in respect of a particular Property or Project or allowing for other security interests to rank prior to the Security in respect of a particular Property or Project at the time of repayment of a Project Mortgage and delivering to the Lender originals of each unexpired Letter of Credit issued under the LC Commitment in respect of such Project or cash collateral (on terms and conditions satisfactory to the Lender) in lieu thereof, in connection with the Borrowers obtaining Property Financing from a Person other than the Lender as contemplated by Section 2.4.

5.5	Confirmation of Security

Each Borrower hereby confirms that all of the Security delivered, or caused to be delivered, by the Original Borrowers and each other Project Borrower from time to time in favour of the Lender in respect of their respective Projects constitutes security for all Advances made at any time and from time to time by the Lender to the Borrowers under this Commitment Agreement, including, without limitation, Advances made as of the Effective Date and which are outstanding under this Commitment Agreement as at any time, and for all of the other liability and indebtedness of all of the Borrowers, both present and future, under this Commitment Agreement and the other Mortgage Documents, as the same may be amended or restated from time to time.

5.6	Right to Discharge of Project Security

If the Borrowers repay all amounts owing in respect of a Project Mortgage and deliver to the Lender originals of each unexpired Letter of Credit issued under the LC Commitment in respect of such Project or cash collateral (on terms and conditions satisfactory to the Lender) in lieu thereof, provided no Event of Default is then continuing, then the Lender shall discharge the Mortgage and all other security interests granted in respect of, or relating to, the relevant Project. Upon such discharge, such Project Mortgage and the Project Mortgage Commitment in respect thereof shall terminate and the Borrowers shall not be entitled to an Advance in respect of the applicable Project.

Article 6
REPRESENTATIONS AND WARRANTIES

6.1	Representations and Warranties

Each of the Borrowers represents and warrants as follows to the Lender and acknowledges and confirms that the Lender is relying upon such representations and warranties:

(a)	Interest in Properties. Each Borrower is the sole beneficial owner of its Project and the Property comprising such Project.

(b)

Organization and Power and Authority. Each of the Loan Parties, if a corporation, is duly incorporated, validly existing and in good standing in all material respects as a corporation under the laws of its jurisdiction of incorporation or, if a limited partnership, is duly formed, validly existing and in good standing in all material respects as a limited partnership under the law of its jurisdiction of formation. Each of the Loan Parties has full power, authority and capacity to own its properties and conduct its business and to execute and deliver and perform its obligations under the Mortgage Documents to which it is a party.

(c)

Authorization and Enforceability. This Commitment Agreement and each of the other Mortgage Documents have been duly executed and delivered by each of the Loan Parties party thereto and constitute valid and legally binding obligations of each of the Loan Parties enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and other laws affecting the enforcement of creditors’ rights generally. The Nominee Agreements have been duly executed and delivered by each of the Nominees and constitute valid and legally binding obligations of each of the Nominees enforceable against them in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other laws affecting the enforcement of creditors’ rights generally.

(d)

Conflict with Constating Documents and Agreements. Neither the execution and delivery of this Commitment Agreement and the other Mortgage Documents nor the consummation by the Loan Parties of any of the transactions herein and therein contemplated, nor compliance by the Loan Parties with the terms, conditions and provisions hereof and thereof, will conflict with or result in a breach of any of the terms, conditions or provisions of:

(i)	constating documents or by-laws, any unanimous shareholders’ agreement or any resolution of the shareholders or directors;
(ii)	if a limited partnership, its limited partnership agreement, any resolution of any committee, including the Investors Committee, or any other constating agreement or document by which it is bound;
(iii)

in any material respect, any agreement, instrument or arrangement to which it is now a party or by which it or its properties are, or may be, bound, or will constitute a default thereunder, or will result in the creation or imposition of any Lien (other than as created in favour of the Lender or Permitted Encumbrances) upon any of its properties or assets;

(iv)	any judgment or order, writ, injunction or decree of any court applicable to it; or
(v)	any Applicable Law.
(e)

No Other Authorization or Consents Necessary. No action (including, without limitation, the giving of any consent, licence, right, approval, authorization, registration, order or permit) of, or filing with, any governmental or public body or authority is required to authorize, or is otherwise required in connection with, the execution, delivery and performance by each of the Loan Parties of the Mortgage

Documents to which it is a party, or by the Nominees of the Nominee Agreements or in order to render this Commitment Agreement or any other Mortgage Document or the Nominee Agreements legal, valid, binding or enforceable except those actions which have been obtained or filings which have been made.

(f)

No Third Party Consents. No consent or approval of any other party is required in connection with the execution, delivery and performance by each of the Loan Parties of the Mortgage Documents to which it is a party or in order to render this Commitment Agreement or any of the other Security Documents to which such Loan Party is a party, or the Nominee Agreements legal, valid, binding or enforceable, except (i) those consents or approvals which have been obtained and (ii) those consents or approvals required from any third party to a Material Agreement assigned or purported to be assigned under the Security, to the extent that such consents or approvals have not been requested in writing by the Lender.

(g)

Litigation. There are no actions, suits or proceedings pending or, to the actual knowledge of each of the Borrowers, threatened against or affecting any of the Loan Parties or any of their respective undertakings, property and assets, at law, in equity or before any arbitrator or before or by any governmental department, body, commission, board, bureau, agency or instrumentality in respect of which any of the Borrowers has determined in good faith that there is a reasonable possibility of a determination adverse to any of the Loan Parties and which could, if determined adversely, materially and adversely affect the legality, validity or enforceability of this Commitment Agreement or any other Mortgage Document or the ability of any of the Loan Parties to perform its obligations under this Commitment Agreement or any of the Loan Parties to perform its respective obligations under the Mortgage Documents to which it is a party and none of the Loan Parties is in default with respect to any Applicable Law or any order, writ, injunction or award of any government, commission, board, agency, court, arbitrator or instrumentality which would have any such effect.

(h)

Licences, etc. and Compliance with Laws. Other than as disclosed in Schedule G, all material licences, franchises, certificates, consents, rights, approvals, authorizations, registrations, orders and permits required to enable each Project Credit Party to carry on the Business have been duly obtained and are currently subsisting. Each Project Credit Party has complied in all material respects with all terms and provisions presently required to be complied with by it in all such material licences, franchises, certificates, consents, rights, approvals, authorizations, registrations, orders and permits and with all Applicable Laws (subject to Section 6.1(h), other than Environmental Laws).

(i)	Compliance with Environmental Laws.
(i)

Each of the Borrowers and the other Project Credit Parties and, to the best of the knowledge of each of the Borrowers after due inquiry, each party authorized by a Borrower to have management or control of any of its Properties, have been and are in compliance in all material respects with Environmental Laws which are currently applicable to any Property and the emission, deposit, issuance, discharge, transportation or disposal

(“Release”) of any Hazardous Materials; no Loan Party has any contingent liabilities in connection with any Release or likely Release in connection with a Property or conditions on any Property, which now, or with the passage of time or the giving of notice or both, may give rise to liability, and in respect of which there is a reasonable possibility that such non-compliance, contingent liabilities or conditions could have a Material Adverse Effect on the business, operations or financial condition of any Borrower.

(ii)

No Loan Party has received notice of any judicial or administrative proceeding alleging the violation of any Environmental Laws in respect of a Property and no Borrower has received notice of or is subject to any Environmental Claim in respect of a Property.

(iii)

No Loan Party or, to the best of the knowledge of the Borrowers after due inquiry, no party having charge, management or control of any of its Properties, has ever caused or permitted any Hazardous Material to be placed, held, located, stored or disposed of on, in, under, through or at any such Property or any part thereof except in compliance with Environmental Laws.

(iv)

The Borrowers have delivered to the Lender true and complete copies of all environmental audits, evaluations, assessments, studies or tests relating to the Properties of the Borrowers prepared in the last two (2) years (or, if more than one (1) in respect of a particular Property, the most recent one).

(j)	Title and Encumbrances. Each of the Borrowers has good and marketable title to its interest in the Properties and there are no Liens on any of the Properties other than Permitted Encumbrances.
(k)	No Default or Event of Default. No Default or Event of Default has occurred and is continuing.
(l)

No Action for Winding-Up or Bankruptcy. There has been no voluntary or involuntary action taken either by or against any Loan Party for its winding-up, dissolution, liquidation, bankruptcy, receivership, administration or similar or analogous events or all or any material part of their respective assets or revenues.

(m)

Taxes. Each Project Credit Party has filed all Tax returns which were required to be filed, paid all Taxes (including interest and penalties) which are due and payable other than any Tax the payment of which is being contested in good faith and for which adequate reserves are being maintained.

(n)

Permits. Each Project Credit Party holds in good standing all permits, licences, approvals, franchises, rights-of-way, easements and entitlements (collectively, “Permits”) which it requires, or is required by Applicable Law, to hold, own, lease, license or use the Properties, the business carried on by it in respect of the Properties, and to carry on such business, except for such Permits, the absence of which have not had and would not reasonably be expected to have, a Material Adverse Effect.
6.2	Survival of Representations and Warranties

The representations and warranties set out in this Article 6 and in any Mortgage Document shall survive the execution and delivery of this Commitment Agreement and the making of any Advances to the Borrowers, notwithstanding any investigations or examinations which may be made by the Lender or its counsel or any Borrower of which the Lender is an Affiliate or by any Affiliate of such Borrower.

Article 7
COVENANTS

7.1	Affirmative Covenants

Each of the Borrowers covenants and agrees with the Lender that, unless the Lender otherwise consents in writing, so long as any amount payable under the Mortgage Documents is outstanding or the Lender has any commitment hereunder:

(a)	Financial Reporting. The Borrowers shall deliver, or cause to be delivered, to the Lender:
(i)

within forty-five (45) days after the end of each of the first three fiscal quarters of a JV Limited Partnership in each Fiscal Year, commencing with the first fiscal quarter ending after the date upon which such JV Limited Partnership becomes a party to this Commitment Agreement, the unaudited consolidated financial statements of such JV Limited Partnership prepared in accordance with GAAP as then in effect consisting of a balance sheet and a statement of income and loss for the period commencing with the end of the previous fiscal quarter and ending with the end of such fiscal quarter, together with the figures for the year-to-date and setting forth, in each case, in comparative form, the figures for the corresponding portion of the previous Fiscal Year;

(ii)

within ninety (90) days after the end of each fiscal year of such JV Limited Partnership (commencing with the first fiscal year of such JV Limited Partnership ending on or after the date hereof) the unaudited consolidated financial statements of such JV Limited Partnership for such year prepared in accordance with GAAP as then in effect consisting of a balance sheet and a statement of income and loss, setting forth the corresponding figures for the previous fiscal year in comparative form; and

(iii)

together with the financial statements delivered pursuant to Sections 7.1(a)(i) and (ii), a certificate of the chief financial officer of the JV Limited Partnership in respect of the financial statements of such JV Limited Partnership to the effect that the information contained in such statements is prepared and presented in accordance with GAAP as then in effect and in a manner consistent with the past practices of the JV Limited Partnership and that such financial statements are true and correct in all material respects, subject to normal year-end audit adjustments, and present fairly the results of operations and changes in the financial position of the JV Limited Partnership, as of and to the date of such financial statements and stating that the JV Limited Partnership is in compliance with the covenants set forth in Article 7, including the financial covenant in Section 7.3, that each of the representations and warranties of the JV Limited Partnership set forth in Section 6.1 is true and correct by reference to the facts and circumstances existing on the date of such certificate (or specifying inaccuracies therein) and that no Default or Event of Default has occurred and is continuing (or specifying such non-compliance or Default or Event of Default and stating what action, if any, the JV Limited Partnership is taking in connection therewith); and

(iv)

within twenty (20) days of receipt, copies of all reports delivered by the Development Managers pursuant to the Development and Construction Management Agreement and the Operations Manager pursuant to the Operations Management Agreement.

(b)

Corporate Status. Each Borrower shall, and shall cause each Nominee and other Loan Party that is a corporation to remain a corporation validly subsisting under the laws of the jurisdiction of its incorporation and, in each case, registered or otherwise qualified in all material respects to carry on business in each jurisdiction where necessary to conduct its business. Each Borrower shall, and shall cause each other Loan Party that is a limited partnership to, remain a limited partnership validly subsisting under the law of its jurisdiction of formation and, in each case, registered or otherwise qualified in all material respects to carry on business in each jurisdiction where necessary to conduct its business.

(c)

Conduct of Business. Each Borrower shall, and shall cause each other Project Credit Party to, continue its business of acquiring and owning, developing, constructing, leasing, and operating self-storage facilities in Canada, and engaging in such other activities as are reasonably incidental to the foregoing, including the purchase of undeveloped real property in Canada in connection with any of such business activities. No Borrower will carry on any other business or have any assets or liabilities not directly related to the business described in this Section 7.1(c).

(d)

Notice of Event of Default. The Borrowers will deliver to the Lender, forthwith upon any Borrower becoming aware of any Default or Event of Default, a certificate of their respective senior officers specifying such Default or Event of Default together with a statement setting forth details of such Default or Event of Default and the action which has been, or is proposed to be, taken with respect thereto.

(e)	Other Notifications. The Borrowers shall promptly notify the Lender of:
(i)

any change in the name or jurisdiction of incorporation or organization of any Loan Party and of any change in the location of the registered office or chief executive office or material assets of any of them which are subject to a Lien in favour of the Lender;

(ii)	any change in any Investors Committee;
(iii)

any actions, suits or proceedings of which they become aware which are pending against a Loan Party or any of their undertaking, property and assets at law, in equity or before any arbitrator or before or by any governmental department, body, commission, board, bureau, agency or instrumentality in respect of which the Borrowers determine in good faith that there is a reasonable possibility of a determination adverse to any Loan Party which would, if determined adversely, reasonably be expected to materially and adversely affect the business, operations or financial condition of any Loan Party and the ability of any such Loan Party to perform its obligations under the Mortgage Documents; and

(iv)	any material breach or default by any Person under any of the Project Documents;
(f)

Compliance with Applicable Laws. Each Borrower shall, and shall cause each other Loan Party to, comply in all material respects with all Applicable Laws (subject to Section 7.1(g), other than Environmental Laws), the non-compliance with which would materially and adversely affect the business, operations or financial condition of such Loan Party and the ability of such Loan Party to enter into and perform any of its obligations under the Mortgage Documents and, in relation to the Properties, each Borrower shall, and shall cause each other Project Credit Party to obtain, comply in all material respects with the terms of and maintain all consents, licences, franchises, certificates, rights, approvals, authorizations, registrations, orders or permits from, and make such filings with, any governmental or public authority and to comply with such Applicable Laws as may be necessary to carry on the Project Credit Parties’ respective businesses and to own, lease and operate their respective Properties.

(g)	Compliance with Environmental Laws.
(i)

Each Project Credit Party will comply and cause all other parties authorized by a Project Credit Party to have charge, management or control of any of their Properties to comply, in all material respects with all Environmental Laws.

(ii)

Each of the Borrowers shall, promptly after it becomes aware of the same, advise the Lender in writing of (A) the non-compliance in any material respect with any Environmental Law or any Environmental Claim, in each case in respect of a Property, or (B) any complaint, notice or order issued to any of the Loan Parties or any other environmental condition or event in respect of which non-compliance, condition or event there is a reasonable possibility that it could materially and adversely affect the business, operations or financial condition of any of the Borrowers, or impair the ability of any Borrower to perform its obligations under the Mortgage Documents. As soon as practicable thereafter, the applicable Borrowers shall advise the Lender as to the actions which the Borrowers intend to take in connection with any such claim, complaint, notice or order. The Borrowers shall provide to the Lender a copy of any report of a Release in respect of a Property made by any of the Loan

Parties to any regulatory authority and of any such written claims, complaints, notices or orders. In addition, the Borrowers shall provide the Lender with copies of all communications with a federal, provincial, municipal or local government ministry, department or agency relating to non-compliance or alleged non-compliance with Environmental Laws in respect of a Property and all communications with any party relating to Environmental Claims in respect of a Property.

(iii)

The Borrowers shall promptly take, or cause to be taken, any and all necessary remedial or clean-up action in response to the presence, storage, use, disposal, transportation, release or discharge of any Hazardous Material in, on, under or about any Charged Property: (A) in compliance with all applicable Environmental Laws; and (B) in accordance with the orders and directions of all applicable federal, provincial, municipal and local authorities.

(h)

Payment of Taxes. Each of the Project Credit Parties shall pay or cause to be paid, when due, all Taxes, property taxes, business taxes, social security premiums, assessments and governmental charges or levies imposed upon it or any of the other Project Credit Parties or upon its or their income, sales, capital or profit or any property belonging to it unless any such Tax, social security premiums, assessment, charge or levy is contested by it in good faith with appropriate reserves maintained in accordance with GAAP, and to collect and remit when due all payroll and withholding taxes.

(i)

Insurance. The Borrowers shall maintain, or cause to be maintained, on behalf of the Project Credit Parties, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as would be prudent for companies engaged in similar businesses and owning similar properties and assets in the same general areas in which the Borrowers operate such Projects and shall cause the Lender to be endorsed as a loss payee on such all risks and boiler and machinery policies of insurance and the Lender to be a joint obligee under such bonds, and the Borrowers shall provide the Lender with certified copies of such policies for review and approval by the Lender or the Lender’s insurance consultant.

(j)

Visitation Rights. Each of the Borrowers shall, and shall cause each of the other Project Credit Parties to, permit the Lender, at any reasonable time or times, within normal business hours, following reasonable notice to such Borrower, to (provided the Lender is accompanied by a senior officer of the Borrower) visit the Properties of and examine and make copies of and abstracts from the books and records of, the Borrower, the Project Credit Parties and each Project. All information received shall be held by the Lender in confidence for use in respect of the administration of the Mortgage Commitment and for no other purpose.

(k)

Keeping of Books. Each of the Borrowers shall, and shall cause each of the other Project Credit Parties to, keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of such Borrower or other Project Credit Party in accordance with GAAP consistently applied.

(l)

Compliance with Material Leases, Contracts and Other Agreements. In relation to the Properties, each of the Borrowers shall, and shall cause each of the other Project Credit Parties to, comply in all material respects and perform its obligations under all leases (whether real or personal property), contracts and other agreements to which it is a party or by which it is bound including, without limiting the generality of the foregoing, under each of the Project Documents and the Material Agreements if the non-compliance or non-performance of obligations thereunder could reasonably be expected to have a Material Adverse Effect on: (i) the business, operations or financial condition of any Borrower; (ii) the ability of any Borrower to perform its obligations under the Mortgage Documents or under a particular Project Mortgage; or (iii) the enforceability, priority or value of any of the Security.

(m)

Use of Insurance Proceeds. In the event that a Loan Party shall receive proceeds from policies of insurance in respect of any of its assets, in respect of which a security interest has been granted pursuant to the Security Documents, such proceeds shall be used, or committed to be used, to repair or replace the assets in respect of which the insurance proceeds were received or, at the option of the Borrowers with the consent of the Lender, shall be treated as proceeds of disposition of assets and shall be applied to repay Advances under the relevant Project Mortgage.

(n)

Consents to Security. The Borrowers shall use their best efforts to obtain all necessary consents for delivery to the Lender of all Security Documents necessary to give effect to the Security contemplated by this Commitment Agreement, as soon as practicable.

(o)

Project Consents and Approvals. The Borrowers shall obtain from time to time, and shall, and shall cause each other Project Credit Party to, comply in all material respects with, all necessary consents, authorizations, instructions, agreements, permits and approvals (including, without limitation, construction permits and approvals) relating to each Project, and take all other action whatsoever required to develop the Project as contemplated by the Project Plan, and ensure that the Project and the construction with respect thereto are at all times in compliance in all material respects with all applicable building codes, regulations and ordinances and zoning requirements. The Borrowers shall deliver to the Lender a copy of all plans, specifications, building permits and development and zoning approvals respecting each Project promptly after obtaining the same.

(p)

Construction of Projects. The Borrowers shall cause each Project to be constructed substantially in accordance with the Project Plan and the architectural plans and specifications for the Project which have been delivered to the Lender.

(q)

Additional Project Development Information. The Borrowers shall provide to the Lender, with respect to each Project: (A) copies of all reports and other information provided to the Borrowers pursuant to the Development and Construction Management Agreement, the Operations Management Agreement or any other Material Agreement; (B) within fifteen (15) days after the end of each calendar month, a cost and financial forecast analysis of the Development Costs for each Project and a consolidated report showing projected capital costs and costs incurred to date, projected income, and income committed to date (including names of tenants and premises, rent and the terms of tenant leases for each on the standard rental agreement terms) and projected operating costs; (C) a report on any delays in implementation of any element of the Project Plan for any Project; and (D) such other information as the Lender reasonably requests in order to complete periodic reviews of the Project and the Security. In addition, the Borrowers shall cause the Developers to prepare and submit to the Lender:

(i)

on a monthly basis, within fifteen (15) days of the end of each month, reports on the Project for the preceding month which reports shall include a statement, showing separately the computation of amounts payable to the Developer, a statement of source and use of funds, a statement of Development Costs for such month, Project to date totals compared to the Approved Project Budget and such other information as the lender may require, acting reasonably;

(ii)

within ninety (90) days after the end of each Fiscal Year, statements of Development Costs and source and use of funds all in a form approved by the Lender, which statements shall be audited if the Lender so requires, and, for such Fiscal Year, the same information for such Fiscal Year as is required to be included in the reports for each month of such Fiscal Year pursuant to this Section 7.1(q); and

(iii)

within ninety (90) days after the end of the relevant Fiscal Year, a report which sets out the aggregate of the Developers’ Actual Costs incurred by the Developer in performing its services under the Development and Construction Management Agreement and breaks down such costs into categories required by the Investors Committee.

(r)	Monthly Property Reports. Following Substantial Completion of a Project, the Borrowers shall deliver to the Lender within twenty (20) days after the end of each calendar month, for such Property:
(i)	a detailed report on construction financing, personnel, contractual and legal matters and any significant developments affecting or relating to the Property;
(ii)

financial statements, including balance sheet; profit and loss statement (month-to-date and year-to-date); detailed general ledger; cheque register; and twelve (12) month rolling income and expense statement;

(iii)	income and expense recap and comparison to annual budget (month-to-date and year-to-date);
(iv)	bank account statement and reconciliation;
(v)	detailed rent roll, including vacant spaces and units;
(vi)	aged delinquencies report; and

(vii)	month-to-date management summary report,

The form and content of each of which has been Approved by the Investors.

(s)

Invoices. The Borrowers shall provide to the Lender upon request, or make available for the Lender’s inspection, copies of all invoices related to each Project, and evidence of the payment of all costs set forth in the Approved Project Budget which have been incurred and are due by it to such date.

(t)

Zoning Information. The Borrowers shall provide to the Lender such information regarding the ownership and development of each Project and compliance with zoning requirements, building codes and agreements as it may reasonably request.

(u)

Material Agreements. Upon written request from the Lender, the Borrowers shall forthwith deliver to the Lender a copy of every Material Agreement then in force with respect to any Project, together with any amendments or supplements thereto and the Borrowers shall thereafter promptly deliver to the Lender a copy of any amendment made to any such Material Agreements previously delivered to the Lender.

(v)

Notice of Liens. Promptly upon receipt of written notice of or otherwise becoming aware that there is a preserved or perfected Lien against any Project or part thereof, or upon receiving notice from the Lender that the Lender has received “written notice of a lien” (as that term is defined in the Construction Act) relating to a Project, the Borrowers shall either: (i) discharge or cause to be discharged such lien or cause to be withdrawn such “written notice of a lien”, in either case as soon as reasonably possible and in any event prior to the next Drawdown of an Advance under the relevant Project Mortgage; or (ii) obtain a court order vacating the registration of the claim for lien and any certificate of action in respect of that lien by payment into court or posting of security, as soon as reasonably possible and in any event prior to the next Drawdown of an Advance under the relevant Project Mortgage; or (iii) cause the preserved or perfected lien to be postponed in accordance with the Construction Act to Drawdowns of Advances.

(w)

Charge on Project. The Borrowers shall ensure that the Lender has at all times in accordance with Article 5 a first mortgage and charge on all of the Borrowers’ and other Project Credit Parties’ interest in each Property, and a valid and perfected first priority security interest in each Project and the Property comprising such Project, subject only to Permitted Encumbrances.

(x)

Holdbacks under Construction Act. The Borrowers shall comply with all the requirements of the Construction Act and shall use their best efforts to cause other parties to the Material Agreements to comply with all the requirements of the Construction Act; without limiting the generality of the foregoing, the Borrowers shall hold back, or cause to be held back, from payments made under any construction contract or subcontract or to any contractor or subcontractor all amounts required or permitted under the Construction Act.

(y)

Cost to Complete. If, at any time, a Project Borrower determines there is a Funding Shortfall with respect its Project, the Borrowers shall within thirty (30) days of such determination, obtain additional capital, subordinated debt or other sources of financing permitted under this Commitment Agreement so that there is no Funding Shortfall.

(z)

Title Insurance. The Borrowers shall maintain one or more mortgagee’s title insurance policy or commitment in favour of the Lender insuring that title to each  Property comprising a Project (if owned or leased by a Project Credit Party) purported to be covered by a registered fixed charge under the Security is marketable and that the interests created by such registered fixed charge constitute a valid first Lien thereon free and clear of all defects and Liens other than Permitted Encumbrances, (i) in an aggregate amount not less than one hundred percent (100%) of the aggregate of the Project Mortgage Commitments under this Agreement (as such amount may be increased from time to time in accordance with this Agreement); (ii) insured by such title insurer selected by the Project Borrower and satisfactory to the Lender acting reasonably; (iii) in a form and substance consistent with lenders’ policies typically issued in the relevant jurisdiction; and (iv) containing such endorsements and exclusions as may be required by the Lender acting reasonably.

7.2	Negative Covenants

Each of the Borrowers covenants and agrees with the Lender that, unless the Lender otherwise consents in writing, so long as any amount payable under any Project Mortgage is outstanding or the Lender shall have any commitment hereunder:

(a)

Budget Changes. Any change orders issued in respect of a Project which result in increased costs for such Project will not result in a corresponding increase in the relevant Project Mortgage Commitment unless such changes and an increase in the Project Mortgage Commitment in respect thereof have been approved in writing by the Lender.

(b)

No Merger, Amalgamation, etc. No Borrower shall, directly or indirectly, sell, lease, transfer, assign, convey or otherwise dispose of all or substantially all of its property and assets, and will not merge or amalgamate pursuant to statutory authority or otherwise with any other Person, other than as may be expressly permitted pursuant to this Commitment Agreement.

(c)	Restriction on Debt. No Borrower shall create, incur, assume or suffer to exist any Debt secured by the Property other than Permitted Debt.
(d)

Negative Pledge. No Borrower shall create, incur, assume or permit to exist any Lien, other than Permitted Encumbrances, on the Project, the Property comprising the Project or any such Borrower’s or any other Project Credit Party’s interest therein.

(e)

Restriction on Amendment of Material Agreements. No Borrower shall terminate, amend, modify or waive or agree to any termination, amendment, modification or waiver of any right under any Material Agreement that relates to any Project or the Property comprising such Project without the prior written consent of the Lender, provided, however, that the Borrowers may amend, modify or waive any provision of a Material Agreement without such consent to correct or rectify an ambiguity, defective provisions, errors or omissions in a Material Agreement or to otherwise implement non-material amendments provided that the rights of the applicable Borrowers or the other Loan Parties shall not be prejudiced, such amendments, modifications or waivers shall not give rise to any material increase in the financial obligations on the part of the Borrowers or the other Project Credit Parties and such amendments, modifications or waivers would not adversely affect the ability of the Borrowers and other Loan Parties to perform their obligations to the Lender and the ability of any such Loan Party to perform its obligations under the Mortgage Documents or adversely affect any Project.

(f)

Restriction on Non-Arm’s Length Transactions. The Borrowers shall not, and shall not permit any Loan Party to enter into any transaction or agreement in relation to any Project or any Property comprising a Project with any Person which is not at Arm’s Length with each Loan Party unless:

(i)

such transaction or agreement is in the ordinary course of business and such transaction is on terms no less favourable to the Loan Party as would be obtainable in a comparable transaction with a Person which is at Arm’s Length with each Loan Party,

(ii)	such transaction is between the Borrowers and is described in the Project Plan, or
(iii)	such transaction is entered into pursuant to a Project Document.
(g)	Restriction on Sale and Leasebacks. No Project Credit Party shall enter into sale and leaseback transactions pursuant to which such Project Credit Party disposes of assets and leases them back.
(h)

No Change in Accounting Treatment or Reporting Practices. No Project Credit Party shall make any material change in its accounting or reporting or financial reporting practices, except as required or preferred by GAAP as established by the Chartered Professional Accountants of Canada (or any successor thereto) from time to time or by Applicable Law and which changes are disclosed to the Lender. In the event of a proposed change in the end of the Fiscal Year of a Loan Party, the Borrowers shall give written notice to the Lender prior to approving or implementing such change.

7.3	Financial Covenants

In respect of each Project, until the full amount of the principal amount outstanding under the Project Mortgage for such Project, together with all accrued and unpaid interest thereon, is repaid, the Loan to Value Ratio for the Property comprising the Project of the Project Borrower shall not exceed seventy percent (70%) at all times.

Article 8
DEFAULT AND ACCELERATION

8.1	Events of Default

The occurrence of any one or more of the following events which continues beyond the expiry of the cure period, if any, provided in connection therewith, shall constitute an “Event of Default” under this Commitment Agreement:

(a)	if the Borrowers, or any of them, shall fail to pay the principal of or interest due on any Advance within five (5) Business Days after notice in writing has been given by the Lender to the Borrowers;
(b)

if the Borrowers, or any of them, shall fail to pay any other amount due hereunder or under any of the other Mortgage Documents within five (5) Business Days after notice in writing has been given by the Lender to the Borrowers;

(c)

if a Borrower shall encumber any of its assets contrary to the provisions of Section 7.2(d) hereof and fails to discharge such Lien within a period of thirty (30) days after notice in writing has been given by the Lender to the Borrowers requiring such discharge;

(d)

if a Borrower shall default in the observance or performance of any other agreement, covenant or condition contained in Section 7.2 or Section 7.3 and such failure shall remain unremedied for thirty (30) days after notice in writing has been given by the Lender to the Borrowers or if the default reasonably requires more than thirty (30) days to remedy, such longer period as is reasonably required to remedy, so long as the Borrowers commence to remedy such default immediately after receipt of the written notice from the Lender and thereafter promptly and continuously works to remedy and cure such default; provided further that the Lender may, at any time during such further period in its sole, absolute and unfettered discretion, give notice in writing to the Borrowers that such extended period shall terminate within the number of days specified by the Lender in such notice, such number of days to be not less than ten (10) days;

(e)

if a Borrower or any other Loan Party shall default in any material respect in the observance or performance of any agreement, covenant or condition contained in the Mortgage Documents (other than a covenant or condition whose breach or default in performance is elsewhere in this Section 8.1 specifically dealt with) and such default shall not be remedied, if capable of remedy, within the applicable cure period set out in the applicable Mortgage Document or, if none, a period of thirty (30) days after notice in writing thereof is given by the Lender to the Borrower, or if the default reasonably requires more than such cure period or thirty (30) days, as applicable, to remedy, such longer period as is reasonably required to remedy, so long as the Borrowers commence to remedy such default immediately after receipt of the written notice from the Lender and thereafter promptly and continuously works to remedy and cure such default; provided further that the Lender may, at any time during such further period in its sole, absolute and unfettered discretion, give notice in writing to the Borrowers that such extended period shall terminate within the number of days specified by the Lender in such notice, such number of days to be not less than ten (10) days;

(f)

if any or all of the Borrowers or any Project Credit Party shall fail to pay the principal of (or lease payments on), or premium or interest on, any Debt outstanding in a principal amount which, when aggregated with the principal amount of all other Debt in respect of which any of them has failed to pay the principal of, or premium or interest on, exceeds One Million Dollars (Cdn. $1,000,000) (or the equivalent amount in any other currency) (excluding Debt due to the Lender hereunder) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt, or any other event of default or early termination event (howsoever described or designated) shall occur or condition shall exist, and shall continue after the applicable grace period, if any, specified in any agreement or instrument relating to any such Debt and the effect of such event is to accelerate, or permit the acceleration of, Debt of any of them in a principal amount which, when aggregated with the principal amount of all other Debt of any of them which is, or may be, declared due and payable prior to its specified maturity as a result of an event of default, exceeds One Million Dollars (Cdn. $1,000,000) (or the equivalent amount in any other currency);

(g)

if any Loan Party shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally as they become due or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, dissolution, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of thirty (30) days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against it or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur; or a Borrower shall take any action to authorize any of the actions set forth above in this Section 8.1(f);

(h)

if any judgment or order or series of judgments or orders (whether or not related) for the payment of money in an aggregate amount in excess of Two Million Five Hundred Thousand Dollars (Cdn. $2,500,000) (or the equivalent amount in any other currency), other than any judgment or order for which either (i) one or more of the Loan Parties will recover under a policy of insurance or (ii) Borrowers have satisfied the Lender, acting reasonably, that the Loan Parties are able to satisfy such judgment or order or series of judgments and/or orders, shall be rendered against any one or more of the Loan Parties, and: (i) such judgment or order or series of judgments and/or orders is final with no further right of appeal and the Borrowers have not satisfied the Lender, acting reasonably, that the Loan Parties are able to satisfy such judgment or order or series of judgments and/or orders; (ii) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or series of judgments and/or orders, as the case may be; or (iii) there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order or series of judgments and/or orders, as the case may be, by reason of a pending appeal or otherwise, shall not be in effect;
(i)

if any representation or warranty made or deemed to be made by a Loan Party in any Mortgage Document to which it is expressed to be a party shall prove to have been incorrect or misleading when made or deemed to be made, which incorrect or misleading representation or warranty, in each case or when taken together with any other misleading representation or warranty, could reasonably be expected to have a Material Adverse Effect;

(j)

if a Loan Party shall be the subject of any proceeding or investigation pertaining to the discovery of any Hazardous Material on any Property or the Release by such entity of any Hazardous Material or any violation of any Environmental Law shall occur which could reasonably be expected to have a Material Adverse Effect;

(k)

if the obligations of a Borrower hereunder or the obligations of a Loan Party under the Mortgage Documents shall cease to constitute the legal, valid and binding obligations of such Borrower or a Loan Party, or shall cease to be in full force and effect or a Borrower or a Loan Party shall have contested the validity of the Mortgage Documents or denied that it had any liability thereunder;

(l)

if any Material Agreement to which a Loan Party is a party is terminated other than in accordance with its terms (provided such termination does not arise from a breach or failure of another party to perform its obligations thereunder) or if a Loan Party is in breach of any material provision of any Material Agreement and such breach has not been remedied within the applicable grace period, if any, specified in the relevant Material Agreement, or if any other party to a Material Agreement is in breach of any material provision of such Material Agreement and such breach by such other party has had or would reasonably be expected to have a Material Adverse Effect;

(m)	if there occurs any change in the business, financial condition, operations or prospects of a Borrower which could reasonably be expected to have a Material Adverse Effect;
(n)	if there occurs, in the case of any Project Mortgage, any material adverse change to a Project or an adverse change to a Project which could reasonably be expected to have a Material Adverse Effect;
(o)	the abandonment by a Borrower of any Project; or
(p)	if the Borrowers have failed to deliver to the Lender all Security Documents reasonably requested by the Lender to give effect to the security contemplated by this Commitment Agreement;

Notwithstanding anything contained in the foregoing Sections 8.1(a) through (p) inclusive, or anything else contained in this Commitment Agreement, any Event of Default arising solely as a result of: (a) a breach by a Borrower or a Smart Partner of any representation and/or warranty given in respect of a Smart Partner in this Commitment Agreement and/or any other Mortgage Document, (b) a breach by a Borrower or a Smart Partner of any covenant or other agreement given by or in respect of a Smart Partner in this Commitment Agreement and/or any other Mortgage Documents, and (c) a breach by the Smart Investor or any of its Affiliates of any provisions contained in any of the Project Documents, in each case, shall not constitute an Event of Default under, and for purposes of, this Commitment Agreement and/or any other Mortgage Documents.

8.2	Acceleration

Upon the occurrence of an Event of Default and at any time thereafter while an Event of Default is continuing, the Lender may by written notice to the Borrowers, as the case may be:

(a)

declare the Advances made to the Borrowers, as the case may be, to be immediately due and payable (whereupon the same shall become so payable together with accrued interest thereon and any other sums then owed by the Borrowers, as the case may be, hereunder or under any other Mortgage Document) or declare such Advances to be due and payable on demand of the Lender; and/or

(b)

declare that the Mortgage Commitment and LC Commitment shall be cancelled, whereupon the same shall be cancelled and the LC Commitment and Mortgage Commitment of the Lender under each Project Mortgage shall be reduced to zero.

If, pursuant to this Section 8.2, the Lender declares any Advances made to the Borrowers, as the case may be, to be due and payable on demand, then, and at any time thereafter, the Lender may by written notice to the Borrowers, as the case may be, call for repayment of such Advances on such date or dates as it may specify in such notice (whereupon the same shall become due and payable on such date together with accrued interest thereon and any other sums then owed by the Borrowers, as the case may be, hereunder or under any other Mortgage Document and the provisions of Section 8.5 shall apply) or withdraw its declaration with effect from such date as it may specify in such notice.

Notwithstanding anything herein to the contrary, upon the occurrence of an Event of Default, (a) each Borrower hereby acknowledges that it shall then be indebted to, and shall be obligated to pay to the Lender, as a separate and absolute obligation: (i) all unpaid principal amount of, and accrued interest on, the Advances; and (ii) all other amounts accrued or owing under each Project Mortgage, the other Mortgage Documents or under this Commitment Agreement, and (b) the Borrowers will forthwith pay to the Lender an amount (the “deposit amount”) equal to the face amount of each outstanding Letter of Credit, which deposit amount will be held by the Lender in a non-interest bearing cash collateral account for application against the indebtedness owing by the Borrowers to the Lender in respect of any outstanding Letter of Credit. If the LC Issuer is not called upon to make full payment on any outstanding Letter of Credit prior to its expiry date, the deposit amount, or any part thereof that has not been paid out, that is attributable to such Letter of Credit, will, so long as no Event of Default then exists, be returned to the Borrowers. The Borrowers will execute and deliver all such security as the Lender may deem necessary or advisable in connection with the deposit amount, including an assignment of the credit balance in respect of such cash collateral account.

8.3	General

Nothing herein contained or in any security now held or hereafter acquired by or on behalf of the Lender, nor any act or omission of the Lender with respect to any such security, shall in any way prejudice or affect the rights, remedies or powers of the Lender with respect to any other security at any time held by or on behalf of the Lender. Save and except as expressly provided otherwise in the applicable Security Document:

(a)

all of the Security granted to the Lender hereunder shall secure all of the obligations of each of the Borrowers to the Lender under the Mortgage Commitment (as the same may be incurred and increased from time to time) and under each of the Project Mortgages (as the same may be increased from time to time) and the Security against any Property or related assets shall not be restricted to the obligations of the Borrowers under the Project Mortgages in respect of such Property; and

(b)

the Lender may enforce the Security against any one (1) or more Properties and other assets of the Borrowers in any order as it may determine in its sole unfettered discretion and shall not be bound to exhaust its recourse against one (1) or more Properties or other assets or realize against any one or more Properties or assets before enforcing its security against any one (1) or more other Properties or assets. Without limiting the generality of the foregoing, any exercise by the Lender of its security against one (1) or more Properties shall not preclude the Lender from exercising any other rights or remedies or enforcing, at any other time or from time to time, security against any other Property or assets in which it has a security interest. Notwithstanding any of the foregoing, if an Event of Default under Sections 8.1(j), 8.1(l), 8.1(n) or 8.1(o) relates solely to a particular Project, the Lender shall exercise recourse solely against the Property and other assets related to such Project (as opposed to enforcing security against other Properties or assets not related to such Project) prior to enforcing security against other Properties or assets not related to such Project.

8.4	Remedies Cumulative and Waivers

It is expressly understood and agreed that the rights and remedies of the Lender hereunder or under any other Mortgage Document or other instrument executed pursuant to this Commitment Agreement are cumulative and are in addition to and not in substitution for any rights or remedies provided by law or by equity; and any single or partial exercise by the Lender of any right or remedy for a default or breach of any term, covenant, condition or agreement contained in this Commitment Agreement or any other Mortgage Document shall not be deemed to be a waiver of or to alter, affect or prejudice any other right or remedy or other rights or remedies to which the Lender may be lawfully entitled for such default or breach. Any waiver by the Lender of the strict observance, performance or compliance with any term, covenant, condition or other matter contained herein and any indulgence granted, either expressly or by course of conduct, by the Lender shall be effective only in the specific instance and for the purpose for which it was given and shall be deemed not to be a waiver of any rights and remedies of the Lender under this Commitment Agreement or any other Mortgage Document as a result of any other default or breach hereunder or thereunder.

8.5	Suspension of Lender’s Obligations

Without prejudice to the rights which arise out of this Commitment Agreement or by law, the occurrence of a Default or Event of Default shall, while such Default or Event of Default shall be continuing, relieve the Lender of all obligations to make any Advances hereunder (whether or not any Drawdown Notice in respect of any such Advance shall have been received by the Lender prior to the occurrence of a Default or Event of Default) or to accept or comply with any Drawdown Notice.

8.6	Application of Payments After an Event of Default

If any Event of Default shall occur and be continuing, the Borrower shall not be permitted to make any payments to any Person, other than to the Lender, and all payments made by the Borrowers under this Section 8.6 shall be applied in the following order:

(a)	to amounts due hereunder as costs and expenses of the Lender;
(b)	to any other amounts (other than amounts in respect of interest or principal) due by the Borrower hereunder;
(c)	to amounts due hereunder as interest;
(d)	to amounts due hereunder as principal; and
(e)	any balance to the Borrowers or as a court of competent jurisdiction shall determine.

Article 9
COSTS, EXPENSES AND INDEMNIFICATION

9.1	Costs and Expenses

The Borrowers shall pay promptly, upon request by the Lender accompanied by reasonable supporting documentation or other evidence, all reasonable costs and expenses in connection with: (i) the preparation, printing, execution and delivery of the Senior Credit Facility and any ancillary agreements delivered in connection therewith; (ii) the transactions contemplated by this Commitment Agreement and each Mortgage, including the provision of Project Mortgages to the Borrowers and any subsequent Additional Project Borrower, but excluding any costs and expenses in connection with the preparation, printing, execution and delivery of all the agreements, documents and instruments between Smart and the Lender (which shall be for the account of the Lender); and (iii) such other documents to be delivered hereunder including, without limitation, the reasonable fees and out-of-pocket expenses of the Lender’s Counsel with respect thereto and all costs in connection with registration of the Security. Except for ordinary expenses of the Lender relating to the day-to-day administration of this Commitment Agreement, the Borrowers further agree to pay all reasonable costs and expenses (including reasonable fees and expenses of counsel, accountants and other experts) in connection with the interpretation, preservation or enforcement of rights of the Lender under the documents and agreements referred to in (i) above, this Commitment Agreement, the Mortgage Documents and the other documents delivered hereunder including, without limitation, all reasonable costs and expenses sustained by them as a result of any failure by the Borrowers to perform or observe their obligations contained in any of this Commitment Agreement, the Mortgage Documents and the other documents delivered hereunder and thereunder.

9.2	Indemnification by the Borrowers

In addition to any liability of the Borrowers to the Lender under any other provision hereof, the Borrowers shall indemnify the Lender and hold the Lender harmless against any reasonable costs or expenses incurred by the Lender as a result of: (i) any failure by the Borrowers to fulfil any of their obligations hereunder or under any Mortgage Document in the manner provided herein including, without limitation, any cost or expense incurred by reason of the liquidation or re-employment in whole or in part of deposits or other funds required by any Lender to fund or maintain any Advance as a result of the failure of the Borrowers to complete a Drawdown or to make any repayment or other payment on the date required hereunder or specified by it in any notice given hereunder (but excluding costs arising solely out of loss of anticipated profits); or (ii) the failure of the Borrowers to pay any other amount.

9.3	Funds

Each Advance, made available, disbursed or paid hereunder shall be advanced, made available, disbursed or paid, as the case may be, in immediately available funds or, after notice from the Lender, in such other form of funds as may from time to time be customarily used in Toronto, Canada in the settlement of business transactions similar to the business transactions required to give effect to the provisions of this Commitment Agreement on the day such advance, disbursement or payment is to be made.

9.4	Environmental Claims

(a)Indemnity. Subject to paragraphs (b), (c) and (d) below, each Borrower agrees to indemnify and save harmless the Lender and the officers, directors and employees of the Lender (collectively, the “Indemnitees” and individually, an “Indemnitee”) from and against any and all losses as a result of any claims, actions or proceedings (“Claims”) asserted against the Indemnitees by a Person other than the Indemnitees with respect to any material presence or the Release on, into, onto, under or from a Charged Property under this Commitment Agreement of any Hazardous Material or which arises out of or in connection with any action of, or failure to act by any Loan Party under this Commitment Agreement, or any predecessor or successor of any such Loan Party in contravention of any Environmental Laws including, without limitation: (i) the costs of defending and/or counterclaiming or claiming over against third parties in respect of any Claim; and (ii) subject to the provisions set forth in paragraph (d) below, any losses arising out of a settlement of any Claim made by the Indemnitees.

(b)Limitations to Indemnity. The foregoing obligations of indemnification shall not apply to any losses suffered by the Indemnitees or any of them or to any Claim asserted against the Indemnitees or any of them which relates, directly or indirectly, to any action or omission of any of the Indemnitees while in possession or control of the Charged Property which is grossly negligent or constitutes wilful misconduct.

(c)Notification. Whenever the Lender shall have received notice that a Claim has been commenced or threatened, which, if successful, would subject the Borrowers to the indemnity provisions of this Section 9.4, the Lender shall as soon as reasonably possible, and in any event on or before the expiry of the date (the “Notification Date”) which is the earlier of: (i) the tenth (10th) Business Day after the receipt of such notice by the Lender; and (ii) such date as will afford sufficient time for the Borrowers to prepare and file a timely answer to the Claim, notify the Borrowers of the Claim and of all relevant information the Lender possesses relating thereto; provided that failure of the Lender to provide any such notice shall not derogate from the Borrowers’ liability under the Section 9.4.

(d)Defence and Settlement. The Borrowers shall have the right, but not the obligation, to assume the defence of any Claim in any jurisdiction with legal counsel of reputable standard in order to protect the rights and interest of the Indemnitees. In such respect: (i) the Borrowers shall require the consent of the Indemnitees of the choice of legal counsel in connection with the Claim, which consent shall not be unreasonably withheld or delayed; and (ii) without prejudice to the rights of the Indemnitees to retain counsel and participate in the defence of the Claim, the Borrowers and the Indemnitees shall make all reasonable efforts to co-ordinate their course of action in connection with the defence of such Claim. The related costs and expenses sustained in such respect by the Indemnitees shall be at the expense of the Borrowers, provided that the Borrowers shall only be liable for the costs and expenses of one firm of separate counsel in addition to the cost of any local counsel that may be required. If the Borrowers fail to assume defence of the Claim, the Indemnitees will (upon further notice to the Borrowers) have the right to undertake, at the expense of the Borrowers, the defence, compromise or settlement of the Claim on behalf and for the account and risk of the Borrowers, subject to the right of the Borrowers to assume the defence of the Claim at any time prior to settlement, compromise or final determination thereof.

Notwithstanding the foregoing, in the event the Indemnitee, acting reasonably, does not agree with the manner or timeliness in which the legal counsel of the Borrowers is carrying on the defence of the Claim, or, pursuant to the opinion of a reputable counsel retained by the Indemnitee, there may be one or more legal defences available different from the one carried on by the legal counsel of the Borrowers, the Indemnitee shall have the right to assume its own defence in the Claim by appointing its own legal counsel. The costs and the expenses sustained by the Indemnitee shall be at the expense of the Borrowers, provided that the Borrowers shall only be liable for the costs and expenses of one firm of separate counsel, in addition to the costs of any local counsel that may be required.

The Borrowers shall not be liable for any settlement of any Claim effected without their written consent (which shall not be unreasonably withheld or delayed). In addition, the Borrowers will not, without the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld or delayed), settle, compromise or consent to the entry of any judgment in or otherwise seek to terminate any Claim or threatened Claim in respect of which indemnification or contribution may be sought hereunder.

If an offer for settlement made to any Indemnitee and which the Borrowers have recommended for acceptance is rejected by the Indemnitee and the final liability of the Indemnitee in respect of such action and all related damages is greater than such offer, the liability of the Borrowers will only be to indemnify the Indemnitee up to the amount of such offer for settlement.

Article 10
GENERAL

10.1	Survival

All covenants, agreements, representations and warranties made herein or in certificates delivered in connection herewith by or on behalf of the Borrowers, or any of them, shall survive the execution and delivery of this Commitment Agreement, the making of Project Mortgage Commitments and the Drawdowns under any Project Mortgage and shall continue in full force and effect so long as there is any obligation of the Borrowers to the Lender hereunder or under any other Mortgage Document.

10.2	Benefit of the Agreement

This Commitment Agreement shall enure to the benefit of and be binding upon the successors and permitted assigns of each of the Borrowers and the successors and permitted assigns of the Lender.

10.3	Joint and Several Liability and Borrowers’ Cross Indemnities

(a)Joint and Several Liability. Each Borrower acknowledges and agrees that it is jointly and severally liable with the other Borrowers for all of the liabilities and obligations of each Project Borrower to the Lender under a Mortgage Commitment given under this Commitment Agreement, of its and each other Borrower’s obligations to the Lender under this Commitment Agreement and the other Mortgage Documents, including, without limitation, all liabilities and obligations in respect of all Advances made under a Project Mortgage and all Letters of Credit issued on behalf of a Project Borrower under this Commitment Agreement.

10.4	Notices

All notices, requests, demands or other communications to or from the parties hereto shall be in writing and shall be given by overnight delivery service, by hand delivery or by telecopy to the addressee as follows:

(a)	to the Borrowers:

10 Terrace Road
Ladera Ranch CA 92694
United States of America

Attention:H. Michael Schwartz
E-mail:hms@smartstop.com

with a copy to:

10 Terrace Road
Ladera Ranch CA 92694
United States of America

Attention: Nicholas Look
E-mail:nlook@smartstop.com

and a copy to:

Norton Rose Fulbright Canada LLP
#1500-45 O'Connor Street
Ottawa, ON
K1P 1A4

Attention: Norman B. Lieff

E-mail: norman.lieff@nortonrosefulbright.com

(b)	to the Lender:

SmartCentres Storage Finance LP
3200 Highway 7
Vaughan, Ontario
L4K 5Z5

Attention:Peter Sweeney
Email:PSweeney@smartcentres.com

with a copy to:

SmartCentres Storage Finance LP
3200 Highway 7
Vaughan, Ontario
L4K 5Z5

Attention:Joseph Amato

Email:JAmato@smartcentres.com

and a copy to:

Davies Ward Phillips and Vineberg LLP

155 Wellington Street West

Toronto, ON
M5V 3J7

Attention:Tim Baron
Email:tbaron@dwpv.com

or at such other address or to such other individual as a Borrower may designate by notice to the Lender or the Lender may designate by notice to the Borrowers. If any notice, request, demand or other communication is delivered or transmitted on a day other than a Business Day or after 3:00 p.m. on any Business Day, the same shall be deemed to have been effectively given and received on the next following Business Day. Each notice delivered to any Borrower by the Lender in connection with this Commitment Agreement or the other Mortgage Documents shall be deemed to have been received by all of the Borrowers and each notice received from a Borrower by the Lender in connection with this Commitment Agreement or the other Mortgage Documents shall be deemed to have been given by all of the Borrowers.

10.5	Amendment and Waiver

This Commitment Agreement and documents collateral hereto may be modified or amended and a waiver of any breach of any term or provision of this Commitment Agreement shall be effective only if the Borrowers and the Lender so agree in writing. A waiver of any breach of any term or provision of this Commitment Agreement shall be limited to the specific breach waived.

10.6	Governing Law

This Commitment Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario. The Lender and each of the Borrowers agree that any legal suit, action or proceeding arising out of this Commitment Agreement or any Mortgage Document may be instituted in the courts of Ontario, and the Lender and each of the Borrowers hereby accept and irrevocably submit to the non-exclusive jurisdiction of said courts and acknowledge their competence and agree to be bound by any judgment thereof.

10.7	Further Assurances

The Borrowers shall promptly cure any default in its execution and delivery of this Commitment Agreement, any of the Mortgage Documents or any of the other instruments referred to or contemplated herein. The Borrowers, at their expense, will promptly execute and deliver, or cause to be executed and delivered, to the Lender, upon request, all such other and further documents, agreements, certificates and instruments in compliance with, or accomplishment of the covenants and agreements of the Borrowers or more fully to state the obligations of the Borrowers as set out herein or to make any recording, file any notice or obtain any consents, all as may be necessary or appropriate in connection therewith. When there is no longer any obligation of the Borrowers to the Lender hereunder, the Lender shall, at the request and expense of the Borrowers, execute all such discharges and things as are reasonably necessary to discharge the security interests granted to the Lender pursuant to this Commitment Agreement and the other Mortgage Documents.

10.8	Enforcement and Waiver by the Lender

The Lender shall have the right at all times to enforce the provisions of this Commitment Agreement and the other Mortgage Documents and all agreements to be delivered pursuant hereto in strict accordance with the terms hereof and thereof, notwithstanding any conduct or custom on the part of the Lender in refraining from so doing at any time or times. The failure of the Lender at any time or times to enforce its rights under such provisions, strictly in accordance with the same, shall not be construed as having created a custom or in any way or manner modified or waived the same. All rights and remedies of the Lender are cumulative and concurrent and the exercise of one right or remedy shall not be deemed a waiver or release of any other right or remedy.

10.9	Execution in Counterparts

This Commitment Agreement may be executed in counterparts, each of which shall be considered an original and all of which taken together shall constitute a single agreement.

10.10	Assignment by the Borrowers

Save and except as may otherwise be expressly provided in this Commitment Agreement, the rights and obligations of any Borrower under this Commitment Agreement are not assignable to any other Person, without the prior written consent of the Lender and the other Borrowers.

10.11	Assignments and Transfers by the Lender

(a)Where (i) there is an occurrence of an Event of Default and at any time thereafter while an Event of Default is continuing, and notwithstanding whether the Lender has exercised its rights under Article 8; (ii) a material adverse effect has or will occur that may impact the status of SmartCentres as a REIT and its tax treatment; (iii) the Lenders are no longer able to provide financing hereunder for any reason; or (iv) the Lender has transferred its interest in the Project Documents in accordance with the provisions thereof, the Lender may assign all or any of its rights and benefits hereunder or transfer in accordance with this Section 10.11(a) all or any of its rights, benefits and obligations hereunder to another Person (the “Transferee”).

(b)If the Lender wishes to transfer all or any of its rights, benefits and/or obligations hereunder as contemplated in Section 10.11(a), then such transfer may be effected upon:

(i)	the Lender delivering to the Borrowers a written notice of intent to assign; and
(ii)

unless the Borrowers have given written notice to the Lender, within twenty (20) days of the Lender’s delivery of the notice of intent to assign, that either: (A) the Borrowers will repay the Mortgage Commitment in full and deliver originals of each unexpired Letter of Credit issued under the LC Commitment in respect of such Project or cash collateral (on terms and conditions satisfactory to the Lender) in lieu thereof, and cancel the Mortgage Commitment and LC Commitment within thirty (30) days; or (B) the Borrowers have identified a Person to acquire from the Lender, within thirty (30) days, the rights and obligations which the Lender wishes to transfer, the Lender delivering to the Borrowers a duly completed and duly executed Transfer Certificate, in which event, on the transfer date specified in such Transfer Certificate or, if no transfer date is specified, on the fifth Business Day after the date of delivery of such Transfer Certificate to the Borrowers (unless the Borrowers agree to a shorter period):

(A)

to the extent that in such Transfer Certificate the Lender seeks to transfer its rights and obligations hereunder, the Borrowers and such Lender shall be released from further obligations towards one another hereunder and their respective rights against one another shall be cancelled (such rights and obligations being referred to in this Section 10.11(b)(ii)(A) as “discharged rights and obligations”);

(B)	the Borrowers and the Transferee shall assume obligations towards one another and/or acquire rights against one another which differ from such discharged rights and obligations only insofar as the Borrowers and such Transferee have assumed and/or acquired the same in place of the Borrowers and the Lender; and
(C)

the Lender and such Transferee shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had such Transferee been an original party hereto as the Lender with the rights and/or obligations acquired or assumed by it as a result of such transfer.

(c)Each of the parties hereto confirms that:

(i)

the delivery to a Transferee of a Transfer Certificate signed by the Lender constitutes an irrevocable offer (subject to the conditions of Section 10.11(b)) by each of the parties hereto to accept such Transferee (subject to the conditions set out herein) as a Lender party hereto with the rights and obligations so expressed to be transferred;

(ii)	such offer may be accepted by such Transferee by the execution of such Transfer Certificate by such Transferee and upon fulfilment of the conditions set forth in Section 10.11(b); and
(iii)	the provisions of this Commitment Agreement shall apply to the contract between the parties thereto arising as a result of acceptance of such offer.

(d)The delivery by the Borrowers to the Lender of the written notice contemplated by paragraph 10.11(b)(ii), shall constitute an irrevocable obligation of the Borrowers to complete the repayment or the transfer to another Person as specified in such notice and the failure to do so within thirty (30) days shall constitute an Event of Default.

(e)The Lender may participate all or any part of its interest hereunder, provided that any such participation does not give rise to a claim for increased costs pursuant to Article 3. Such participant shall not be entitled to any vote as a Lender. The Borrowers shall not be obligated to deal with any participant and shall be entitled to deal solely with the Lender and the Lender shall not be released from any of its obligations to the Borrowers as a result of such participation except to the extent that the participant has fulfilled such obligations. Such participants shall be bound to the same confidentiality provisions with respect to the Project Mortgages and the Borrowers as are applicable to the Lender.

10.12	Time of the Essence

Time shall be of the essence in this Commitment Agreement.

[Remainder of this page intentionally left blank, signature pages follow]

IN WITNESS WHEREOF the parties hereto have executed this Commitment Agreement to be effective as of the date first written above.

SMARTCENTRES STORAGE FINANCE LP, by its general partner Smartcentres storage finance gp inc.
by	/s/ Rudy Gobin
Name:Rudy Gobin
Title:Authorized Signatory
by	/s/ Peter Sweeney
Name:Peter Sweeney
Title:Authorized Signatory

OSHAWA SOUTH SELF STORAGE LIMITED PARTNERSHIP, by its general partners: SMART OSHAWA SELF STORAGE GP INC.
by	/s/ Rudy Gobin
Name:Rudy Gobin
Title:Authorized Signatory
by	/s/ Peter Sweeney
Name:Peter Sweeney
Title:Authorized Signatory

SST IV CANADIAN GP, INC.
by	/s/ H. Michael Schwartz
Name:H. Michael Schwartz
Title:Chief Executive Officer

Signature Page to Master Mortgage Commitment Agreement

OSHAWA SOUTH SELF STORAGE INC.
by	/s/ H. Michael Schwartz
Name:H. Michael Schwartz
Title:Chief Executive Officer
by	/s/ Rudy Gobin
Name:Rudy Gobin
Title:Authorized Signatory

LEASIDE SAM LIMITED PARTNERSHIP, by its general partners: SMART LEASIDE GP INC.
by	/s/ Rudy Gobin
Name:Rudy Gobin
Title:Authorized Signatory
by	/s/ Peter Sweeney
Name:Peter Sweeney
Title:Authorized Signatory

SST II CANADIAN GP, INC.
by	/s/ H. Michael Schwartz
Name:H. Michael Schwartz
Title:Chief Executive Officer

LEASIDE SAM INC.
by	/s/ H. Michael Schwartz
Name:H. Michael Schwartz
Title:Chief Executive Officer
by	/s/ Rudy Gobin
Name:Rudy Gobin
Title:Authorized Signatory

bramport SAM LIMITED PARTNERSHIP, by its general partners: SMART BRAMPORT GP INC.
by	/s/ Rudy Gobin
Name:Rudy Gobin
Title:Authorized Signatory
by	/s/ Peter Sweeney
Name:Peter Sweeney
Title:Authorized Signatory

SST IV CANADIAN GP, INC.
by	/s/ H. Michael Schwartz
Name:H. Michael Schwartz
Title:Chief Executive Officer

Signature Page to Master Mortgage Commitment Agreement

BRAMPORT SELF STORAGE INC.
by	/s/ H. Michael Schwartz
Name:H. Michael Schwartz
Title:Chief Executive Officer
by	/s/ Rudy Gobin
Name:Rudy Gobin
Title:Authorized Signatory

VAUGHAN NW SAM LIMITED PARTNERSHIP, by its general partners: SMART VAUGHAN NW GP INC.
by	/s/ Rudy Gobin
Name:Rudy Gobin
Title:Authorized Signatory
by	/s/ Peter Sweeney
Name:Peter Sweeney
Title:Authorized Signatory

SST IV CANADIAN GP, INC.
by	/s/ H. Michael Schwartz
Name:H. Michael Schwartz
Title:Chief Executive Officer

Signature Page to Master Mortgage Commitment Agreement

VAUGHAN NW SELF STORAGE INC.
by	/s/ H. Michael Schwartz
Name:H. Michael Schwartz
Title:Chief Executive Officer
by	/s/ Rudy Gobin
Name:Rudy Gobin
Title:Authorized Signatory

Signature Page to Master Mortgage Commitment Agreement